Exhibit 10.1

SECOND AMENDED AND RESTATED REVOLVING CREDIT, TERM LOAN

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS ADMINISTRATIVE AGENT AND AS CO-COLLATERAL AGENT),

BANK OF AMERICA, N.A.

(AS CO-COLLATERAL AGENT),

THE LENDERS FROM TIME TO TIME PARTY HERETO

(AS LENDERS),

PNC CAPITAL MARKETS LLC

(AS SOLE LEAD ARRANGER AND SOLE BOOKRUNNER),

WITH

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

DUNKIRK SPECIALTY STEEL, LLC

AND

NORTH JACKSON SPECIALTY STEEL, LLC

(BORROWERS)

AND

THE GUARANTORS FROM TIME TO TIME PARTY HERETO

March 17, 2021

i

	3.8.	Basis For Determining Interest Rate Inadequate or Unfair	71
	3.9.	Capital Adequacy	72
	3.10.	Taxes	73
	3.11.	Replacement of Lenders	75
	3.12.	Benchmark Replacement Setting	76

IV.	COLLATERAL: GENERAL TERMS		83

	4.1.	Security Interest in the Collateral	83
	4.2.	Perfection of Security Interest	84
	4.3.	Preservation of Collateral	85
	4.4.	Ownership and Location of Collateral	85
	4.5.	Defense of Administrative Agent’s and Lenders’ Interests	86
	4.6.	Inspection of Premises	86
	4.7.	Appraisals	87
	4.8.	Receivables; Deposit Accounts and Securities Accounts	87
	4.9.	Inventory	90
	4.10.	[Reserved]	90
	4.11.	Exculpation of Liability	90
	4.12.	Financing Statements	90

V.	REPRESENTATIONS AND WARRANTIES		91

	5.1.	Authority	91
	5.2.	Formation and Qualification	91
	5.3.	Survival of Representations and Warranties	91
	5.4.	Tax Returns	92
	5.5.	Financial Statements	92
	5.6.	Entity Names	93
	5.7.	O.S.H.A. Environmental Compliance	93
	5.8.	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance	94
	5.9.	Patents, Trademarks, Copyrights and Licenses	95
	5.10.	Licenses and Permits	95
	5.11.	Default of Indebtedness	96
	5.12.	No Default	96
	5.13.	No Burdensome Restrictions	96
	5.14.	No Labor Disputes	96
	5.15.	Margin Regulations	96
	5.16.	Investment Company Act	96
	5.17.	Disclosure	97
	5.18.	[Reserved]	97
	5.19.	[Reserved]	97
	5.20.	Swaps	97
	5.21.	Business and Property of Loan Parties	97
	5.22.	Ineligible Securities	97
	5.23.	Reserved	97
	5.24.	Equity Interests	97
	5.25.	Commercial Tort Claims	98

	5.26.	Letter of Credit Rights	98
	5.27.	Material Contracts	98
	5.28.	New Markets Tax Credit Structure	98

VI.	AFFIRMATIVE COVENANTS		98

	6.1.	Compliance with Laws	98
	6.2.	Conduct of Business and Maintenance of Existence and Assets	99
	6.3.	Books and Records	99
	6.4.	Payment of Taxes	99
	6.5.	Financial Covenants	100
	6.6.	Insurance	100
	6.7.	Payment of Indebtedness and Leasehold Obligations	102
	6.8.	Environmental Matters	102
	6.9.	Standards of Financial Statements	103
	6.10.	Reserved	103
	6.11.	Execution of Supplemental Instruments	103
	6.12.	Government Receivables	103
	6.13.	Keepwell	104
	6.14.	Flood Insurance	104
	6.15.	Conditions Subsequent	104

VII.	NEGATIVE COVENANTS		105

	7.1.	Merger, Consolidation, Acquisition and Sale of Assets	105
	7.2.	Creation of Liens	105
	7.3.	Guarantees	106
	7.4.	Investments	106
	7.5.	Loans	106
	7.6.	Capital Expenditures	106
	7.7.	Dividends	106
	7.8.	Indebtedness	107
	7.9.	Nature of Business	107
	7.10.	Transactions with Affiliates	107
	7.11.	Leases	107
	7.12.	Subsidiaries	107
	7.13.	Fiscal Year and Accounting Changes	108
	7.14.	[Reserved]	108
	7.15.	Amendment of Organizational Documents or NMTC Documents	108
	7.16.	Compliance with ERISA	109
	7.17.	Prepayment of Certain Indebtedness	109

VIII.	CONDITIONS PRECEDENT		109

	8.1.	Conditions to Initial Advances	109
	8.2.	Conditions to Each Advance	113

IX.	INFORMATION AS TO LOAN PARTIES		114

	9.1.	Disclosure of Material Matters	114
	9.2.	Schedules	114

	9.3.	Environmental Reports	115
	9.4.	Litigation	115
	9.5.	Material Occurrences	115
	9.6.	Government Receivables	116
	9.7.	Annual Financial Statements	116
	9.8.	Quarterly Financial Statements	116
	9.9.	Monthly Financial Statements	117
	9.10.	[Reserved]	117
	9.11.	Other Reports	117
	9.12.	Additional Information	117
	9.13.	Projected Operating Budget	118
	9.14.	[Reserved]	118
	9.15.	Notice of Suits, Adverse Events	118
	9.16.	ERISA Notices and Requests	118
	9.17.	Additional Documents	119
	9.18.	Updates to Certain Schedules	119
	9.19.	Financial Disclosure	119

X.	EVENTS OF DEFAULT		120

	10.1.	Nonpayment	120
	10.2.	Breach of Representation	120
	10.3.	Financial Information	120
	10.4.	Judicial Actions	120
	10.5.	Noncompliance	120
	10.6.	Judgments	121
	10.7.	Bankruptcy	121
	10.8.	[Reserved]	121
	10.9.	Lien Priority	121
	10.10.	[Reserved]	121
	10.11.	Cross Default	122
	10.12.	Breach of Guaranty or Pledge Agreement	122
	10.13.	Change of Control	122
	10.14.	Invalidity	122
	10.15.	Seizures	122
	10.16.	Operations	122
	10.17.	Pension Plans	123
	10.18.	Anti-Money Laundering/International Trade Law Compliance	123

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT		123

	11.1.	Rights and Remedies	123
	11.2.	Administrative Agent’s Discretion	125
	11.3.	Setoff	125
	11.4.	Rights and Remedies not Exclusive	125
	11.5.	Allocation of Payments After Event of Default	125

XII.	WAIVERS AND JUDICIAL PROCEEDINGS		127

	12.1.	Waiver of Notice	127
	12.2.	Delay	127
	12.3.	Jury Waiver	127

XIII.	EFFECTIVE DATE AND TERMINATION		128

	13.1.	Term	128
	13.2.	Termination	128

XIV.	REGARDING AGENT		128

	14.1.	Appointment	128
	14.2.	Nature of Duties	129
	14.3.	Lack of Reliance on Agent	129
	14.4.	Resignation of Agents; Successor Agents	130
	14.5.	Certain Rights of Administrative Agent	131
	14.6.	Reliance	131
	14.7.	Notice of Default	131
	14.8.	Indemnification	131
	14.9.	Administrative Agent in its Individual Capacity	132
	14.10.	Delivery of Documents	132
	14.11.	Loan Parties’ Undertaking to Administrative Agent	132
	14.12.	No Reliance on Administrative Agent’s Customer Identification Program	132
	14.13.	Other Agreements	133

XV.	BORROWING AGENCY		133

	15.1.	Borrowing Agency Provisions	133
	15.2.	Waiver of Subrogation	134

XVI.	MISCELLANEOUS		134

	16.1.	Governing Law	134
	16.2.	Entire Understanding	135
	16.3.	Successors and Assigns; Participations; New Lenders	139
	16.4.	Application of Payments	141
	16.5.	Indemnity	141
	16.6.	Notice	142
	16.7.	Survival	144
	16.8.	Severability	144
	16.9.	Expenses	144
	16.10.	Injunctive Relief	145
	16.11.	Consequential Damages	145
	16.12.	Captions	145
	16.13.	Counterparts; Facsimile Signatures	145
	16.14.	Construction	146
	16.15.	Confidentiality; Sharing Information	146
	16.16.	Publicity	146
	16.17.	Certifications From Banks and Participants; USA PATRIOT Act	147
	16.18.	Anti-Terrorism Laws	147
	16.19.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions Contractual Recognition of Bail-In	148
	16.20.	Acknowledgment Regarding Any Supported QFCs	148
	16.21.	Amendment and Restatement	149

v

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2	Borrowing Base Certificate
Exhibit 1.2(a)	Compliance Certificate
Exhibit 2.1(a)	Revolving Credit Note
Exhibit 2.3	Term Note
Exhibit 2.4(a)	Swing Loan Note
Exhibit 7.12(a)	Borrower Joinder
Exhibit 7.12(b)	Guarantor Joinder
Exhibit 8.1(c)	Financial Condition Certificate
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule 1.1	Existing Letters of Credit
Schedule 1.2	Permitted Encumbrances
Schedule 4.4	Collateral Locations; Place of Business, Chief Executive Office, Real Property
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.7	Environmental
Schedule 5.8(b)	Litigation
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 5.24	Equity Interests
Schedule 5.25	Commercial Tort Claims
Schedule 5.26	Letter of Credit Rights
Schedule 5.27	Material Contracts
Schedule 7.8	Indebtedness

SECOND AMENDED AND RESTATED REVOLVING CREDIT, TERM LOAN

AND

SECURITY AGREEMENT

Second Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of March 17, 2021, by and among UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC., a Delaware corporation (“Universal”), DUNKIRK SPECIALTY STEEL, LLC, a Delaware limited liability company (“Dunkirk”), NORTH JACKSON SPECIALTY STEEL, LLC, a Delaware limited liability company (“North Jackson”) (Universal, Dunkirk, North Jackson and each Person joined hereto as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”), the Guarantors (as defined herein) now or which hereafter become a party hereto, the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), as administrative agent for Lenders (PNC, in such capacity, the “Administrative Agent”) and PNC and BANK OF AMERICA, N.A. (“Bank of America”), as co-collateral agent for Lenders (each in such capacity a “Co-Collateral Agent” and collectively the “Co-Collateral Agents”, and together with Administrative Agent, each an “Agent” and collectively the “Agents”).

WHEREAS, the Borrowers, the Guarantors party thereto, the Lenders party thereto and the Agents are parties to that certain First Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of August 3, 2018 (as further amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Borrowers and the Guarantors have requested that the Agents and the Lenders amend and restate the Existing Credit Agreement; and

WHEREAS, the Agents and the Lenders have agreed to amend and restate the Existing Credit Agreement, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and undertakings herein contained, Loan Parties, Lenders and Agents hereby agree to amend and restate the Existing Credit Agreement as follows:

I. DEFINITIONS.

1.1.    Accounting Terms.

As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined shall have the respective meanings given to them under GAAP; provided, however that, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Loan Parties for the fiscal year ended December 31, 2020. If there occurs after the Restatement Date any change in GAAP that affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations, Agent, Lenders and Loan Parties shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders and Loan Parties after such change in GAAP conform as nearly as possible to their respective positions as of the Restatement Date, provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Loan Parties shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to the Loan Parties both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP.

1.2.    General Terms.

For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Administrative Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Advance Rates” shall have the meaning set forth in Section 2.1(a)(A)(y)(ii) hereof.

“Advances” shall mean and include the Revolving Advances, Letters of Credit, the Swing Loans and the Term Loan.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” shall have the meaning set forth in Section 3.11 hereof.

“Affiliate” of any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds ten percent (10%) or more of any class of the voting or other equity interests of such Person, or (iii) ten percent (10%) or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.

“Agent” and “Agents” shall have the meaning set forth in the preamble to this Agreement and shall include their respective successors and assigns.

“Agreement” shall mean this Revolving Credit, Term Loan and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful; provided, however, that if the Alternate Base Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Alternate Source” shall have the meaning set forth in the definition of Overnight Bank Funding Rate.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall mean, subject to the last paragraph of this definition of Applicable Margin, the percentage spread to be added to (a) Revolving Advances and Swing Loans consisting of Domestic Rate Loans based upon Average Undrawn Availability for the most recently ended fiscal quarter according to the pricing grid set forth below under the heading “Applicable Revolver Margins for Domestic Rate Loans”; (b) Revolving Advances consisting of LIBOR Rate Loans based upon Average Undrawn Availability for the most recently ended fiscal quarter according to the pricing grid set forth below under the heading “Applicable Revolver Margins for LIBOR Rate Loans”; (c) Advances under the Term Loan consisting of Domestic Rate Loans based upon Average Undrawn Availability for the most recently ended fiscal quarter according to the pricing grid set forth below under the heading “Applicable Term Margins for Domestic Rate Loans”; and (d) Advances under the Term Loan consisting of LIBOR Rate Loans based upon Average Undrawn Availability for the most recently ended fiscal quarter according to the pricing grid set forth below under the heading “Applicable Term Margins for LIBOR Rate Loans”.

Subject to the paragraph immediately following the pricing table below, effective as of the date on which the Borrowing Base Certificate required under Section 9.2 for the applicable month-end corresponding with the most recently completed fiscal quarter-end of each fiscal year (each such Borrowing Base Certificate referred to herein as the “Borrowing Base Certificate (Pricing)”) is due to be delivered (each day on which such delivery is due, an “Adjustment Date”), the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to Average

Undrawn Availability for the most recently completed fiscal quarter prior to the applicable Adjustment Date:

Level	Average Undrawn Availability	Applicable Revolver Margins for LIBOR Rate Loans	Applicable Revolver Margins for Domestic Rate Loans	Applicable Term Margins for LIBOR Rate Loans	Applicable Term Margins for Domestic Rate Loans
1	> 66% of the Maximum Revolving Advance Amount	2.00%	1.00%	2.50%	1.50%
2	≤ 66% and ≥ 33% of the Maximum Revolving Advance Amount	2.25%	1.25%	2.75%	1.75%
3	< 33% of the Maximum Revolving Advance Amount	2.50%	1.50%	3.00%	2.00%

Notwithstanding the foregoing or anything herein to the contrary, the Applicable Margin as of the Restatement Date shall be based upon the percentages associated with Level 3 pricing in the pricing grid above, and such Applicable Margin shall remain in effect until the first Adjustment Date occurring after the fiscal quarter of the Borrowers ending September 30, 2021.

If Borrowers shall fail to deliver a Borrowing Base Certificate (Pricing) required under Section 9.2 by the dates required pursuant to such section, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such Borrowing Base Certificate (Pricing), at which time the rate will be adjusted based upon Average Undrawn Availability reflected in such Borrowing Base Certificate (Pricing). Notwithstanding anything to the contrary contained herein, no downward adjustment in any Applicable Margin shall be made on any Adjustment Date on which any Event of Default shall have occurred and be continuing. Notwithstanding anything to the contrary contained herein, immediately and automatically upon the occurrence of any Event of Default, each Applicable Margin shall increase to and equal the highest Applicable Margin specified in the pricing table set forth above and shall continue at such highest Applicable Margin until the date (if any) on which such Event of Default shall be waived in accordance with the provisions of this Agreement, at which time the rate will be adjusted based upon Average Undrawn Availability reflected in the most recently delivered Borrowing Base Certificate (Pricing) delivered by Borrowers to Administrative Agent pursuant to Section 9.2. Any increase in interest rates and/or other fees payable by Borrowers under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates and/or other fees resulting from the occurrence of any Event of Default (including, if applicable, any Event of Default arising from a breach of Section 9.8 hereof) and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof or the default fee rate provisions of Section 3.2 hereof.

If, as a result of any restatement of, or other adjustment to, the Borrowing Base Certificate (Pricing) or for any other reason, Administrative Agent determines that (a) Average Undrawn Availability as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of Average Undrawn Availability for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of Average Undrawn Availability would have resulted in a higher interest rate and/or fees (as applicable) for such period, automatically and immediately without the necessity of any demand or notice by Administrative Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Advances and/or the amount of the fees accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Borrowers shall be obligated to immediately pay to Administrative Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of Average Undrawn Availability would have resulted in a lower interest rate and/or fees (as applicable) for such period, then the interest accrued on the applicable outstanding Advances and the amount of the fees accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to remain unchanged, and Administrative Agent and Lenders shall have no obligation to repay interest or fees to the Borrowers; provided, that, if as a result of any restatement or other event or other determination by Administrative Agent a proper calculation of Average Undrawn Availability would have resulted in a higher interest rate and/or fees (as applicable) for one or more periods and a lower interest rate and/or fees (as applicable) for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amounts of interest and fees actually paid for such periods.

Each and every applicable percentage set forth in the pricing table above in this definition of Applicable Margin shall be reduced by (i) twenty-five basis points (0.25%) if the Fixed Charge Coverage Ratio (calculated as of the end of each fiscal quarter for the four (4) consecutive fiscal quarters most recently ended) is greater than 1.10:1.0 for two consecutive measurement periods (but only so long as no Default or Event of Default exists at the time such condition is satisfied) and (ii) an additional twenty-five basis points (0.25%) if the Fixed Charge Coverage Ratio (calculated as of the end of each fiscal quarter for the four (4) consecutive fiscal quarters most recently ended) is greater than 1.10:1.0 for four consecutive measurement periods (but only so long as no Default or Event of Default exists at the time such condition is satisfied).

“Application Date” shall have the meaning set forth in Section 2.8(b) hereof.

“Approvals” shall have the meaning set forth in Section 5.7(b) hereof.

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, the StuckyNet System©, or any other equivalent electronic service agreed to by Administrative Agent, whether owned, operated or hosted by Administrative Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Administrative Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Administrative Agent specifically instructs a Person to deliver in physical form.

“Authorized Officer” shall mean the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Corporate Controller or Assistant Treasurer of each of the Loan Parties or such other individuals, designated by written notice to the Administrative Agent from the Loan Parties, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Loan Parties may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

“Average Undrawn Availability” shall mean, as of any date of determination, the sum of Undrawn Availability for each of the calendar days in the previous fiscal quarter, divided by the actual number of calendar days in such previous fiscal quarter.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“BB Reporting Trigger Event” shall mean the earlier to occur of the following: (i) the occurrence of a Default or an Event of Default, or (ii) any date upon which Undrawn Availability is less than Thirteen Million Seven Hundred Fifty Thousand and 00/100 Dollars ($13,750,000.00).

“BB Reporting Trigger Satisfaction Event” shall mean, subsequent to the occurrence of a BB Reporting Trigger Event, the occurrence of both of the following: (i) no Default or Event of Default then exists or is continuing, and (ii) Undrawn Availability is greater than or equal to Thirteen Million Seven Hundred Fifty Thousand and 00/100 Dollars ($13,750,000.00) for a period of thirty (30) consecutive days.

“Benefited Lender” shall have the meaning set forth in Section 2.6(e) hereof.

“Blocked Account Bank” shall have the meaning set forth in Section 4.8(h) hereof.

“Blocked Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrower Joinder” shall mean a joinder by a Person as a Borrower under this Agreement and the Other Documents in the form of Exhibit 7.12(a).

“Borrowers’ Account” shall have the meaning set forth in Section 2.10 hereof.

“Borrowing Agent” shall mean Universal.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 hereto duly executed by the Authorized Officer of the Borrowing Agent and delivered to the Co-Collateral Agents, appropriately completed, by which such officer shall certify to Co-Collateral Agents the Formula Amount and calculation thereof as of the date of such certificate.

“Borrowing Base Certificate (Pricing)” shall have the meaning set forth in the definition of Applicable Margin.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Pittsburgh, Pennsylvania and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures. Capital Expenditures shall include the total principal portion of Capitalized Lease Obligations.

“Capitalized Lease Obligation” shall mean any Indebtedness of any Loan Party represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Carryover Amount” shall have the meaning set forth in Section 7.6 hereof.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuer and the Lenders, as collateral for the Maximum Undrawn Amount for the outstanding Letters of Credit, cash or deposit account balances in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit pursuant to documentation satisfactory to Administrative Agent and the Issuer (which documents are hereby consented to by the Lenders).

“Cash Dominion Trigger Event” shall mean the earliest to occur of the following: (i) the occurrence of a Default or an Event of Default or (ii) any date upon which Undrawn Availability is less than Thirteen Million Seven Hundred Fifty Thousand and 00/100 Dollars ($13,750,000.00).

“Cash Dominion Trigger Period” shall mean any period commencing upon a Cash Dominion Trigger Event and ending upon the related Cash Dominion Trigger Satisfaction Event.

“Cash Dominion Trigger Satisfaction Event” shall mean, subsequent to the occurrence of a Cash Dominion Trigger Event, the occurrence of both of the following: (i) no Default or Event of Default then exists or is continuing, and (ii) Undrawn Availability is greater than or equal to Thirteen Million Seven Hundred Fifty Thousand and 00/100 Dollars ($13,750,000.00) for a period of thirty (30) consecutive days.

“Cash Management Products and Services” shall mean agreements or other arrangements under which any Agent or any Lender or any Affiliate of any Agent or a Lender provides any of the following products or services to any Loan Party: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services; and (g) supply chain finance programs. The indebtedness, obligations and liabilities of any Loan Party to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and otherwise treated as Obligations for purposes of each of the Other Documents.

“Cash Management Liabilities” shall have the meaning provided in the definition of “Cash Management Products and Services.”

“CDE” shall mean BCC NMTC CDE XXVII LLC, a Massachusetts limited liability company.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CFTC” shall mean the Commodity Futures Trading Commission.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change in Law” shall mean the occurrence, after the Restatement Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 35% or more of the voting Equity Interests of Universal.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Loan Party or any of its Affiliates.

“CIP Regulations” shall have the meaning set forth in Section 14.12 hereof.

“Closing RE Reserve” shall mean (i) from the Restatement Date until the satisfaction of the RE Conditions Subsequent as determined by the Co-Collateral Agents in their Permitted Discretion (such date of determination, the “Closing Reserve Release Date”), the difference between (a) Fifteen Million and 00/100 Dollars ($15,000,000.00) minus (b) eighty-five percent (85%) of the appraised net forced liquidated value of the machinery and equipment of the Loan Parties, as determined by the Administrative Agent based on the preliminary summary machinery and equipment appraisal received by the Administrative Agent pursuant to Section 8.1(k) hereof, and (ii) thereafter, Zero and 00/100 Dollars ($0.00).

“Closing Reserve Release Date” shall have the meaning provided in the definition of “Closing RE Reserve.”

“Co-Collateral Agents” shall have the meaning set forth in the preamble to this Agreement and shall include their respective successors and assigns.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include all right, title and interest of each Loan Party in all of the following property and assets of such Loan Party, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(a)    all Receivables and all supporting obligations relating thereto;

(b)    all equipment and fixtures;

(c)    all general intangibles (including all payment intangibles and all software) and all supporting obligations related thereto;

(d)    all Inventory;

(e)    all Subsidiary Stock, securities, investment property, and financial assets;

(f)    all Real Property Collateral;

(g)    all contract rights, rights of payment which have been earned under a contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;

(h)    all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Loan Party or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through (g) of this definition; and

(i)    all proceeds and products of the property described in clauses (a) through (h) of this definition, in whatever form. It is the intention of the parties that if Administrative Agent shall fail to have a perfected Lien in any particular property or assets of any Loan Party for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Administrative Agent against Loan Parties, would be sufficient to create a perfected Lien in any property or assets that such Loan Party may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).

Notwithstanding the forgoing, Collateral shall not include any Excluded Property.

“Collateral Audit Trigger Event” shall mean the earlier to occur of the following: (i) the occurrence of a Default or an Event of Default, or (ii) any date upon which Undrawn Availability is less than Thirteen Million One Hundred Twenty-Five Thousand and 00/100 Dollars ($13,125,000.00).

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Administrative Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Commodity Hedge” shall mean a price protection agreement related to commodity products and entered into by any Loan Party or any Subsidiary of any Loan Party for hedging purposes (and not for speculation).

“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2(a) hereto to be signed by the Chief Financial Officer or Controller of Borrowing Agent.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Consideration” shall mean with respect to any Permitted Acquisition, without duplication, the aggregate of (i) the cash paid by any of the Loan Parties, directly or indirectly, to the seller in connection therewith, (ii) the Indebtedness incurred or assumed by any of the Loan Parties, whether in favor of the seller or otherwise and whether fixed or contingent, in connection therewith, (iii) any guaranty obligations given or incurred by any Loan Party in connection therewith, and (iv) any other consideration given or obligation incurred by any of the Loan Parties in connection therewith.

“Consigned Inventory” shall mean Inventory of any Loan Party that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Contract Rate” shall have the meaning set forth in Section 3.1 hereof.

“Controlled Group” shall mean, at any time, each Loan Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Covenant Change Trigger” shall mean the Borrowers causing to be maintained a Fixed Charge Coverage Ratio of not less than 1.10 to 1.0 for two (2) consecutive measurement periods, calculated as of the end of each fiscal quarter for the four (4) consecutive fiscal quarters then ended, but only so long as no Default or Event of Default has occurred and is continuing at the time of the satisfaction of such condition.

“Covered Entity” shall mean (a) each Loan Party, each of Loan Party’s Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.13(b) hereof.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Commitment Percentage or Term Loan Commitment Percentage, as applicable, of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to Administrative Agent, Issuer, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified Borrowers or Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent; (d) has become the subject of an Insolvency Event or a Bail-In Action; or (e) has failed at any time to comply with the provisions of Section 2.6(e) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Depository Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Designated Lender” shall have the meaning set forth in Section 16.2(d) hereof.

“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Domestic Person” shall mean an entity organized under the laws of any state of the United States of America or the District of Columbia.

“Drawing Date” shall have the meaning set forth in Section 2.14(b) hereof.

“Dunkirk” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Dunkirk Project” shall mean the Project, as such term is defined in the QLICI Loan Documents.

“Dunkirk Project Capital Expenditures” shall mean Capital Expenditures incurred in connection with the Dunkirk Project.

“EBITDA” shall mean, for any period, the sum of (a) net income (or loss) for such period (excluding extraordinary gains), plus (b) all interest expense for such period, plus (c) all charges against income for such period for federal, state and local taxes, plus (d) depreciation expenses for such period, plus (e) amortization expenses for such period, plus (f) non-cash stock compensation expense, plus (g) write-offs of previously capitalized financing costs that were incurred prior to the Original Restatement Date in an aggregate amount not to exceed One Million and 00/100 Dollars ($1,000,000.00), in each case for the Loan Parties and their Subsidiaries on a consolidated basis in accordance with GAAP. Notwithstanding anything to the contrary herein or pursuant to GAAP, “EBITDA” shall not be increased or adjusted, whether directly or indirectly, as a result of the forgiveness of any Indebtedness (including, without limitation, as a result of the recognition of cancellation of indebtedness income) under the PPP Loan.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Eligibility Date” shall mean, with respect to each Borrower and Guarantor and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Borrower or Guarantor, and otherwise it shall be the Effective Date of this Agreement and/or such Other Document(s) to which such Borrower or Guarantor is a party).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Insured Foreign Receivable or Receivables” shall mean Receivables that meet the requirements of Eligible Receivables, except clause (f) of such definition, provided that such Receivable is credit insured (the insurance carrier, amount and terms of such insurance shall be reasonably acceptable to Co-Collateral Agents and shall name Co-Collateral Agents as beneficiary or loss payee, as applicable).

“Eligible Inventory” shall mean and include Inventory of the Borrowers, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Co-Collateral Agents’ opinion, obsolete, slow moving or unmerchantable and which Co-Collateral Agents, in their Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Co-Collateral Agents may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Administrative Agent and no other Lien (other than a Permitted Encumbrance). In addition, Inventory shall not be Eligible Inventory if it: (a) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof; (b) is (x) Foreign In-Transit Inventory or (y) in-transit within the United States, unless with respect to this sub-clause (y) such Inventory is in transit from a domestic location owned by a Borrower or a domestic location identified on Schedule 4.4 or the separate writing identified in Section 4.4 hereof (as such Schedule or writing may be updated from time to time) to a domestic location owned by a Borrower or a domestic location identified on Schedule 4.4 or such separate writing (as such Schedule or writing may be updated from time to time), and at all times such Inventory remains insured to the full value thereof and free and clear of all Liens except those in favor of the Administrative Agent and other Permitted Encumbrances; (c) is located outside the continental United States or at a location that is not otherwise in compliance with this Agreement; (d) constitutes Consigned Inventory; (e) is the subject of an Intellectual Property Claim; (f) is subject to a License Agreement that limits, conditions or restricts the applicable Borrower’s or Administrative Agent’s right to sell or otherwise dispose of such Inventory, unless Administrative Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement (or Co-Collateral Agents shall agree otherwise in their sole discretion after establishing reserves against the Formula Amount with respect thereto as Co-Collateral Agents shall deem appropriate in its sole discretion); (g) is situated at a location not owned by a Borrower unless the owner or occupier of such location has executed in favor of Administrative Agent a Lien Waiver Agreement (or Co-Collateral Agents shall agree otherwise in their sole discretion after establishing reserves against the Formula Amount with respect thereto as Co-Collateral Agents shall deem appropriate in its sole discretion); or (h) or if the sale of such Inventory would result in an ineligible Receivable.

“Eligible Receivables” shall mean and include, each Receivable of a Borrower arising in the Ordinary Course of Business and which Co-Collateral Agents, in their sole credit judgment, shall deem to be an Eligible Receivable, based on such considerations as Co-Collateral Agents may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Administrative Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Co-Collateral Agents. In addition, no Receivable shall be an Eligible Receivable if:

(a)    it arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;

(b)    it is due or unpaid more than ninety (90) (or, with respect Receivables in an aggregate amount at any time not to exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) from certain Foreign Customers as determined by the Co-Collateral Agents in their Permitted Discretion, one hundred twenty (120)) days after the original invoice date or sixty (60) days after the original due date;

(c)    fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder;

(d)    any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e)    an Insolvency Event shall have occurred with respect to such Customer;

(f)    the sale is to a Customer outside the continental United States of America or a province of Canada that has not adopted the Personal Property Security Act of Canada (any such Customer, a “Foreign Customer”), unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Co-Collateral Agents in their sole discretion (but excluding Eligible Insured Foreign Receivables, which shall not constitute Eligible Receivables); provided, however, that uninsured Receivables at any time payable to the Borrowers from certain Foreign Customers as determined by the Co-Collateral Agents in their Permitted Discretion (such Receivables from such Foreign Customers are collectively, the “Uninsured Foreign Receivables”) in an aggregate amount not to exceed the difference between (i) Five Million and 00/100 Dollars ($5,000,000.00) minus (ii) the amount of Eligible Insured Foreign Receivables included in the Formula Amount, shall not be excluded from Eligible Receivables pursuant to this clause (f) (but any such Uninsured Foreign Receivable shall be excluded if it is deemed ineligible pursuant to any other clause of this definition of Eligible Receivables);

(g)    the sale to the Customer is on a bill-and-hold (other than with respect to the Receivables referenced in the proviso of clause (j) of this definition of Eligible Receivables), guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h)    Co-Collateral Agents believe, in their sole judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i)    the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(j)    the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale; provided that Receivables in an aggregate amount not to exceed One Million and 00/100 Dollars ($1,000,000.00) at any time shall not be excluded from Eligible Receivables pursuant to this clause (j) due to the fact that the goods giving rise to such Receivable have not been delivered, but only so long as the applicable goods are delivered to the applicable Customer within ten (10) days after the generation of the underlying Receivable;

(k)    the Receivables of the Customer exceed a credit limit determined by Co-Collateral Agents, in their sole discretion, to the extent such Receivable exceeds such limit;

(l)    the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense or counterclaim), the Customer is also a creditor or supplier of a Borrower or the Receivable is contingent in any respect or for any reason;

(m)    the applicable Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n)    any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(o)    such Receivable is not payable to a Borrower; or

(p)    such Receivable is not otherwise satisfactory to Co-Collateral Agents as determined in good faith by Co-Collateral Agents in the exercise of their discretion in a reasonable manner.

“Environmental Complaint” shall have the meaning set forth in Section 9.3(a) hereof.

“Environmental Indemnity” shall mean any environmental indemnity agreement made by any Loan Party to the Administrative Agent (for its benefit and for the benefit of Agents and Lenders) relating to any environmental liabilities associated with any Real Property secured by any Mortgage, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes as well as common laws, relating to the protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, international and local governmental agencies and authorities with respect thereto.

“EPCRS” shall mean the Employee Plans Compliance Resolution System established by the Internal Revenue Service under Revenue Procedure 2013-12, modified by Revenue Procedure 2015-27 and as further modified or amended by any successor guidance thereto as from time to time in effect.

“Equipment” shall have the meanings given to such term in Article 9 of the Uniform Commercial Code.

“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the applicable laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be: (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time and the rules and regulations promulgated thereunder.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Borrower and Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower’s and/or Guarantor’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest;

and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Property” shall mean any non-material lease, license, contract or agreement to which any Loan Party is a party, and any of its rights or interests thereunder, if and to the extent that a security interest therein is prohibited by or in violation of (x) any Applicable Law, or (y) a term, provision or condition of any such lease, license, contract or agreement (unless in each case, such Applicable Law, term, provision or condition would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law or principles of equity), provided, however, that the foregoing shall cease to be treated as “Excluded Property” (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (x) or (y) above, provided, further that Excluded Property shall not include any proceeds of any such lease, license, contract or agreement or any goodwill of Loan Parties’ business associated therewith or attributable thereto or consisting of assets of any of the Excluded Subsidiaries. In addition to the foregoing, Excluded Property shall include the Equity Interests owned by Universal in Leverage Lender.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender, Participant, Swing Loan Lender, Issuer or any other recipient of any payment to be made by or on account of any Obligations, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or applicable lending office is located or, in the case of any Lender, Participant, Swing Loan Lender or Issuer, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Loan Party is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.10(e), except to the extent that such Foreign Lender or Participant (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from Loan Parties with respect to such withholding tax pursuant to Section 3.10(a), or (d) any Taxes imposed on any “withholding payment” payable to such recipient as a result of the failure of such recipient to satisfy the requirements set forth in the FATCA after December 31, 2012.

“Existing Credit Agreement” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Existing Letters of Credit” shall mean the letters of credit issued under the Existing Credit Agreement with stated expiration dates beyond the Restatement Date, which letters of credit are set forth on Schedule 1.1 hereof.

“Facility Fee” shall have the meaning set forth in Section 3.3(b) hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Restatement Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof.

“FCCR Trigger Event” shall mean the earlier to occur of the following: (i) the occurrence of a Default or an Event of Default, or (ii) any date upon which Undrawn Availability is less than Eleven Million and 00/100 Dollars ($11,000,000.00).

“FCCR Trigger Satisfaction Event” shall mean, subsequent to the occurrence of a FCCR Trigger Event, the occurrence of both of the following: (i) no Default or Event of Default then exists or is continuing, and (ii) Undrawn Availability is greater than or equal to Eleven Million and 00/100 Dollars ($11,000,000.00) for a period of thirty (30) consecutive days.

“Federal Funds Effective Rate” shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Restatement Date; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced; provided, however, that if the Federal Funds Effective Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” shall mean the fee letter among Borrowers and PNC.

“Fixed Asset Reserve” shall mean (A) on or prior to the Closing Reserve Release Date, Zero and 00/100 Dollars ($0.00) and (B) after the Closing Reserve Release Date, the greater of (i) Zero and 00/100 Dollars ($0.00) and (ii) the difference between (a) the outstanding principal balance of the Term Loan, minus (b) the sum of (x) eighty-five percent (85%) of the appraised net forced liquidated value of the machinery and equipment of the Loan Parties and (y) seventy percent (70%) of the appraised fair market value of the appraised real property of the Loan Parties. The calculation of the Fixed Asset Reserve pursuant to clause (B) above shall be determined by the Administrative Agent based on the most recent appraisals conducted and received by the Administrative Agent in accordance with the terms of this Agreement.

“Fixed Charge Coverage Ratio” shall mean, with respect to any fiscal period, the ratio of (a) EBITDA, minus Unfunded Capital Expenditures, minus cash taxes paid or required to be paid, to (b) Fixed Charges, in each case for the Loan Parties and their Subsidiaries on a consolidated basis.

“Fixed Charges” shall mean, with respect to any fiscal period, the sum of cash actually expended to make (i) cash interest payments on any Advance, plus (ii) scheduled principal payments of the Term Loan, plus (iii) payments for all fees, commissions and charges set forth in the Credit Agreement or the Other Documents, excluding such fees, commissions and charges incurred in connection with the closing of the transactions contemplated by this Agreement that are incurred on or prior to the Restatement Date, plus (iv) payments on Capitalized Lease Obligations, plus (v) payments with respect to any other Indebtedness for borrowed money (including any subordinated indebtedness but excluding the repayment of any principal under the Gorbert Notes on or prior to the Restatement Date), in each case for the Loan Parties and their Subsidiaries on a consolidated basis in accordance with GAAP.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto, including without limitation (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Borrower, Guarantor and/or any of their respective Subsidiaries.

“Foreign Currency Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Foreign Currency Hedge.

“Foreign Customer” shall have the meaning assigned in clause (f) of the definition of Eligible Receivables.

“Foreign In-Transit Inventory” shall mean Inventory of a Borrower that is in transit from a location outside the United States to any location within the United States of such Borrower or a Customer of such Borrower.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which Loan Parties are resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Formula Amount” shall have the meaning set forth in Section 2.1(a)(A) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Gorbert” shall mean Gorbert Inc., a corporation incorporated under the laws of the province of Ontario, Canada.

“Gorbert Documents” shall mean, collectively, the Gorbert Notes and the Gorbert Security Documents.

“Gorbert Notes” shall mean, collectively, (i) that certain Amended and Restated Convertible Note, dated the Original Closing Date, delivered by Universal to Gorbert, in the principal amount of Five Million and 00/100 Dollars ($5,000,000.00), (ii) that certain Amended and Restated Convertible Note, dated the Original Closing Date, delivered by Universal to Gorbert, in the principal amount of Five Million and 00/100 Dollars ($5,000,000.00), (iii) that certain Amended and Restated Convertible Note, dated the Original Closing Date, delivered by Universal to Gorbert, in the principal amount of Five Million and 00/100 Dollars ($5,000,000.00) and (iv) that certain Amended and Restated Convertible Note, dated the Original Closing Date, delivered by Universal to Gorbert, in the principal amount of Five Million and 00/100 Dollars ($5,000,000.00).

“Gorbert Security Documents” shall mean, collectively, (i) that certain Second Lien Security Agreement, dated the Original Closing Date, by and among the Borrowers and Gorbert, (ii) that certain Second Lien Omnibus Pledge Agreement, dated the Original Closing Date, made by the Borrowers in favor of Gorbert and (iii) that certain Second Lien Mortgage and Security Agreement, dated the Original Closing Date, made by North Jackson in favor of Gorbert.

“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” shall mean any Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Guarantor Joinder” shall mean a joinder by a Person as a Guarantor under this Agreement and the Other Documents in the form of Exhibit 7.12(b).

“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Administrative Agent for its benefit and for the ratable benefit of Agents and Lenders, in form and substance satisfactory to Administrative Agent.

“Hazardous Discharge” shall have the meaning set forth in Section 9.3(a) hereof.

“Hazardous Materials” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall mean collectively, the Commodity Hedge Liabilities, Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) obligations under any Interest Rate Hedge, Foreign Currency Hedge, Commodity Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement (which amount shall be calculated based on the amount that would be payable by such Person if the hedge or other applicable agreement were terminated on the date of determination); (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due); (g) all Equity Interests of such Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person); (h) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (i) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (j) off-balance sheet liabilities and/or pension plan liabilities of such Person; (k) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business; and (l) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (k).

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code, the Insolvency Action 1986 or any other Applicable Law), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Insured Foreign Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(A)(y)(i) hereof.

“Intellectual Property” shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, copyright, copyright application, trade name, mask work, trade secrets, design right, assumed name or license or other right to use any of the foregoing under Applicable Law.

“Intellectual Property Claim” shall mean the assertion, by any means, by any Person of a claim that any Loan Party’s ownership, use, marketing, sale or distribution of any Inventory, equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Interest Period” shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b) hereof.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower, Guarantor and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Interest Rate Hedge.

“Inventory” shall mean and include as to each Loan Party all of such Loan Party’s inventory (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Party’s business or used in selling or furnishing such goods, merchandise and other personal property, and all Documents.

“Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(A)(y)(ii) hereof.

“Inventory NOLV Advance Rate” shall have the meaning set forth in Section 2.1(a)(A)(y)(ii) hereof.

“Investment Fund” shall mean Dunkirk Investment Fund, LLC, a Delaware limited liability company.

“Issuer” shall mean (i) Administrative Agent in its capacity as the issuer of Letters of Credit under this Agreement and (ii) any other Lender which Administrative Agent in its discretion shall designate as the issuer of and cause to issue any particular Letter of Credit under this Agreement in place of Administrative Agent as issuer.

“Law(s)” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.

“Lease Assignments” shall mean a collective reference to (i) the North Jackson Lease Assignment and (ii) each other assignment of rents and leases, assignment of leases and rents and any other agreement, document or instrument under which any Lien on the leases of, and/or rents payable to, any Borrower is granted in favor of the Administrative Agent (for its benefit and for the benefit of Agents and Lenders) to secure the Obligations or under which rights or remedies with respect to any such Liens are governed.

“Leasehold Interests” shall mean all of each Loan Party’s right, title and interest in and to, and as lessee of, the premises identified as leased Real Property on Schedule 4.4 hereto.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender. For the purpose of provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to the Administrative Agent for the benefit of Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities and any Cash Management Liabilities) is owed.

“Lender-Provided Commodity Hedge” shall mean a Commodity Hedge which is provided by any Lender or its Affiliate, (a) with respect to which the provider thereof has provided prior written notice to the Co-Collateral Agents that it is providing a Lender-Provided Commodity Hedge and (b) for which such Lender or its Affiliate confirms to the Agent in writing prior to the execution thereof that it: (i) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner and (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner (which requirement shall be deemed to be satisfied if such Commodity Hedge is documented in a standard International Swaps and Derivatives Association Master Agreement). The liabilities owing to the provider of any Lender-Provided Commodity Hedge (the “Commodity Hedge Liabilities”) by any Loan Party that is party to such Lender-Provided Commodity Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under the Guaranty and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person.

“Lender-Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by any Lender or its Affiliate, (a) with respect to which the provider thereof has provided prior written notice to the Co-Collateral Agents that it is providing a Lender-Provided Foreign Currency Hedge and (b) and for which such Lender or its Affiliate confirms to Administrative Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Borrower, Guarantor, or any of their respective Subsidiaries that is party to such Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender or its Affiliate, (a) with respect to which the provider thereof has provided prior written notice to the Co-Collateral Agents that it is providing a Lender-Provided Interest Rate Hedge and (b) and with respect to which such Lender or its Affiliate confirms to Administrative Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Borrower, Guarantor, or any of their respective Subsidiaries that is party to such Lender-Provided Interest Rate Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person.

“Letter of Credit Application” shall have the meaning set forth in Section 2.12(a) hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.14(d) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof.

“Letter of Credit Sublimit” shall mean Ten Million and 00/100 Dollars ($10,000,000.00).

“Letters of Credit” shall have the meaning set forth in Section 2.11 hereof.

“Leverage Lender” shall mean Dunkirk Leverage Loan Partners LLC, a Delaware limited liability company.

“Leverage Loan” shall mean that certain loan by Leverage Lender to the Investment Fund in the amount of Six Million Six Hundred Sixty-Five Thousand and No/100 Dollars ($6,665,000.00) pursuant to the Leverage Loan Documents.

“Leverage Loan Documents” shall mean, collectively, (i) certain Loan and Security Agreement (Leverage Loan), dated March 9, 2018, by and between Leverage Lender and the Investment Fund, (ii) that certain Promissory Note (Leverage Loan), dated March 9, 2018, made by the Investment Fund in favor of Leverage Lender in the principal amount of $6,665,000.00, (iii) that certain Forbearance Agreement (Leverage Loan), dated March 9, 2018, by and among PNC New Markets Investment Partners, LLC, the Investment Fund and Leverage Lender, and (iv) all other agreements, documents, instruments and/or certificates delivered in connection with the foregoing.

“LIBOR Alternate Source” shall have the meaning set forth in the definition of LIBOR Rate.

“LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Administrative Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Administrative Agent shall give reasonably prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Rate Loan” shall mean any Advance that bears interest based on the LIBOR Rate.

“License Agreement” shall mean any agreement between any Loan Party and a Licensor pursuant to which such Loan Party is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Loan Party or otherwise in connection with such Loan Party’s business operations.

“Licensor” shall mean any Person from whom any Loan Party obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Loan Party’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Loan Party’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Administrative Agent and a Licensor, in form and substance satisfactory to Administrative Agent, by which Administrative Agent is given the unqualified right, vis-á-vis such Licensor, to enforce Administrative Agent’s Liens with respect to and to dispose of any Loan Party’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Loan Party’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction, including, but not limited to any Applicable Law.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Administrative Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time in form and substance satisfactory to Administrative Agent.

“Loan Parties” shall mean, collectively, the Borrowers and the Guarantors and “Loan Party” shall mean any Borrower or any Guarantor.

“Material Adverse Effect” shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any Other Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition or results of operations of the Loan Parties taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties to duly and punctually pay or perform their Indebtedness, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any Other Document.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Loan Party, which is material to any Loan Party’s business or which the failure to comply with could reasonably be expected to result in a Material Adverse Effect.

“Maximum Revolving Advance Amount” shall mean One Hundred Five Million and 00/100 Dollars ($105,000,000.00), minus any permanent reductions in accordance with Section 2.2(f).

“Maximum Swing Loan Advance Amount” shall mean Ten Million Five Hundred Thousand and 00/100 Dollars ($10,500,000.00); provided that, upon the effective date of each permanent reduction in accordance with Section 2.2(f), the Maximum Swing Loan Advance Amount shall decrease by an amount equal to ten percent (10%) of the amount of such permanent reduction in the Maximum Revolving Advance Amount.

“Maximum Undrawn Amount” shall mean, with respect to any outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.

“Mortgaged Properties” shall mean a collective reference to each Real Property that is subject to a Mortgage.

“Mortgages” shall mean a collective reference to (i) the North Jackson Mortgage and (ii) each other each mortgage, deed of trust, deed to secure debt and any other agreement, document or instrument under which any Lien on the Real Property is granted in favor of the Administrative Agent (for its benefit and for the benefit of the Agents and Lenders) to secure the Obligations or under which rights or remedies with respect to any such Liens are governed.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Loan Party or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Loan Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Negotiable Document” shall mean a Document that is “negotiable” within the meaning of Article 7 of the Uniform Commercial Code.

“New Markets Tax Credit” means the “new markets tax credit” program permitted pursuant to Section 45D of the Code.

“NMTC Documents” shall mean, collectively, the Leverage Loan Documents, the QLICI Loan Documents and the Source Loan Documents.

“NMTC Projections” shall mean the Financial Projections, as such term is defined in the QLICI Loan Documents.

“Non-Defaulting Lender” shall mean, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Qualifying Party” shall mean any Borrower or any Guarantor that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“North Jackson” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“North Jackson Lease Assignment” shall mean that certain Assignment of Rents and Leases, dated the Original Closing Date, executed and delivered by North Jackson to the Agent (for its benefit and for the benefit of the Agents and Lenders) with respect to the North Jackson Premises.

“North Jackson Mortgage” shall mean that certain Open-End Mortgage and Security Agreement, dated the Original Closing Date, executed and delivered by North Jackson to the Agent (for its benefit and for the benefit of the Agents and Lenders) with respect to the North Jackson Premises.

“North Jackson Premises” shall mean those certain premises and improvements owned by North Jackson and located in Jackson Township, Mahoning County, Ohio.

“Note” shall mean collectively, the Revolving Credit Notes, the Swing Loan Note and the Term Note.

“Obligations” shall mean and include any and all loans (including without limitation, all Advances and Swing Loans), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Borrower or Guarantor or any Subsidiary of any Borrower or any Guarantor to Issuer, Swing Loan Lender, Lenders or any Agent (or to any other direct or indirect subsidiary or affiliate of Issuer, Swing Loan Lender, any Lender or any Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Loan Party and any indemnification obligations payable by any Loan Party arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not for the payment of money, whether arising by reason of an extension of credit, opening or issuance of a letter of credit, loan, equipment lease, establishment of any commercial card or similar facility or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of any Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including but not limited to, (i) this Agreement, the Other Documents and any amendments, extensions, renewals or increases thereto, including all costs and expenses of any Agent, Issuer, Swing Loan Lender and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Loan Party to Agents, Issuer, Swing Loan Lender or Lenders to perform acts or refrain from taking any action, (ii) all Hedge Liabilities and (iii) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“Ordinary Course of Business” shall mean, with respect to any Loan Party, the ordinary course of such Loan Party’s business as conducted on the Restatement Date.

“Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, articles of association, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.

“Original Closing Date” shall mean January 21, 2016.

“Original Restatement Date” shall mean August 3, 2018.

“Other Documents” shall mean the Notes, the Perfection Certificates, any Guaranty, any Pledge Agreement, any Mortgage, any Lease Assignment, any Environmental Indemnity, any Lender-Provided Interest Rate Hedge, any Lender-Provided Foreign Currency Hedge, any Lender-Provided Commodity Hedge and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to any Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document.

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(e) hereof.

“Overnight Bank Funding Rate” shall mean, for any, day the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate) (an “Alternate Source”); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to any Borrower.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly, 50% or more of the Equity Interests issued by such Person having ordinary voting power to elect a majority of the directors of such Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participation Advance” shall have the meaning set forth in Section 2.14(d) hereof.

“Participation Commitment” shall mean the obligation hereunder of each Lender to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.22(b)(iii) hereof) in the Swing Loans made by Swing Loan Lender hereunder as provided for in Section 2.4(c) hereof and in the Letters of Credit issued hereunder as provided for in Section 2.14(a) hereof.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Administrative Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412, 430 or 436 of the Code and either (i) is maintained or to which contributions are required by Loan Party or any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by a Loan Party or any entity which was at such time a member of the Controlled Group.

“Perfection Certificates” shall mean, collectively, the information questionnaires and the responses thereto provided by each Loan Party and delivered to Administrative Agent.

“Permitted Acquisitions” shall mean acquisitions by any Loan Party of all or substantially all of the assets or Equity Interests of another Person (the “Target”) so long as the following requirements are met in connection with the consummation of any such acquisition:

(i)    if a Loan Party is acquiring the Equity Interests in the Target, such Target shall join this Agreement as a Borrower or a Guarantor pursuant to Section 7.12, and the Administrative Agent shall have received all documents and other items required by Section 7.12 in connection therewith;

(ii)    the business acquired or the business conducted by the Target, as applicable, shall be similar to or substantially the same as one or more line or lines of business conducted by the Loan Parties as set forth in Section 5.21 hereof and shall comply with Section 7.9 hereof;

(iii)    the board of directors (or other comparable governing body) of the Target shall have duly approved the transaction;

(iv)    the Loan Parties shall demonstrate, in form and substance acceptable to the Administrative Agent, either that (A) prior to and after giving effect to such Permitted Acquisition, Undrawn Availability, as measured both at the time of such Permitted Acquisition and as an average for the thirty (30) consecutive day period immediately preceding such Permitted Acquisition, is not less than 25% of the Maximum Revolving Advance Amount, OR (B) (1) prior to and after giving effect to such Permitted Acquisition, Undrawn Availability, as measured both at the time of such Permitted Acquisition and as an average for the thirty (30) consecutive day period immediately preceding such Permitted Acquisition, is not less than 15% of the Maximum Revolving Advance Amount, and (2) prior to and after giving effect to such Permitted Acquisition, the Fixed Charge Coverage Ratio, calculated on a pro forma basis for the most recently ended four (4) consecutive fiscal quarters, is at least 1.10 to 1.00; provided that for the purposes of calculating minimum Undrawn Availability in accordance with this sub-clause (iv), any assets being acquired in the proposed Permitted Acquisition shall only be included in the Formula Amount if (1) such assets satisfy the applicable eligibility criteria, (2) with respect to such assets valued in excess of Five Million and 00/100 Dollars ($5,000,000.00), the Agents shall have received an audit or appraisal of such assets, and (3) the Target shall have joined this Agreement as a Borrower pursuant to Section 7.12 hereof and shall have granted a first-priority, perfected Liens in its assets to the Administrative Agent for the benefit of the Lenders covering the same type of assets as the Collateral, subject to documentation satisfactory to Administrative Agent;

(v)    the Loan Parties shall demonstrate, in form and substance acceptable to the Administrative Agent, that the aggregate Consideration paid (1) for such Permitted Acquisition does not exceed Twenty-Five Million and 00/100 Dollars ($25,000,000.00) and (2) for all Permitted Acquisitions consummated from the Original Restatement Date through the end of the Term does not exceed Fifty Million and 00/100 Dollars ($50,000,000.00); and

(vi)    no Event of Default or Default shall exist immediately prior to or after giving effect to such Permitted Acquisition.

“Permitted Assignees” shall mean: (a) any Agent, any Lender or any of their direct or indirect Affiliates; (b) a federal or state chartered bank, a United States branch of a foreign bank, an insurance company, or any finance company generally engaged in the business of making commercial loans; (c) any fund that is administered or managed by any Agent or any Lender, an Affiliate of any Agent or any Lender or a related entity; and (d) any Person to whom any Agent or any Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Agent’s or Lender’s rights in and to a material portion of such Agent’s or Lender’s portfolio of asset-based credit facilities.

“Permitted Discretion” shall mean a determination made in good faith in the exercise of the applicable Person’s reasonable business judgment based on how an asset based lender with similar rights providing a secured credit facility of the type set forth herein would act, in the circumstances then applicable to the Loan Parties at the time with the information then available to it.

“Permitted Encumbrances” shall mean: (a) Liens in favor of Administrative Agent for the benefit of Agents and Lenders, including without limitation, Liens securing Hedge Liabilities and Cash Management Products and Services; (b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (e) Liens arising by virtue of the rendition, entry or issuance against any Loan Party or any Subsidiary, or any property of any Loan Party or any Subsidiary, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default under Section 10.6 hereof; (f) carriers’, repairmens’, mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (I) any such lien shall not encumber any other property of any Loan Party and (II) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount permitted in Section 7.6 hereof; (h) other Liens incidental to the conduct of any Loan Party’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Agents’ or Lenders’ rights in and to the Collateral or the value of any Loan Party’s property or assets or which do not materially impair the use thereof in the operation of any Loan Party’s business; (h) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other charges or encumbrances, in each case, which do not interfere in any material respect with the Ordinary Course of Business of Loan Parties and their Subsidiaries; (i) reserved; (j) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, provided that (1) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the applicable Loan Party in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (2) such deposit account is not intended by such Loan Party to provide collateral to the depository institution; (k) Liens disclosed on Schedule 1.2; provided that such Liens shall secure only those obligations which they secure on the Restatement Date (and extensions, renewals and refinancing of such obligations permitted by Section 7.8 hereof) and shall not subsequently apply to any other property or assets of any Loan Party other than the property and assets to which they apply as of the Restatement Date; and (l) Liens created pursuant to the documents described in items (vi) and (vii) of the definition of QLICI Loan Documents; provided that such Liens shall secure only those obligations which they secured on March 9, 2018 (and extensions, renewals and refinancing of such obligations permitted by Section 7.8 hereof) and shall not subsequently apply to any other property or assets of any Loan Party other than the property and assets to which they applied as of March 9, 2018.

“Permitted Indebtedness” shall mean: (a) the Obligations; (b) Indebtedness incurred for Capital Expenditures permitted in Section 7.6 hereof; (c) any guarantees of Indebtedness permitted under Section 7.3 hereof; (d) any Indebtedness listed on Schedule 7.8 hereof (including any extensions, renewals or refinancings thereof), provided that the principal amount of such Indebtedness shall not be increased without the prior written consent of the Required Lenders; (e) Indebtedness consisting of Permitted Loans made by one or more Loan Party(ies) to any other Loan Party(ies); (f) reserved; (g) Interest Rate Hedges, Commodity Hedges and Foreign Currency Hedges that are entered into by Loan Parties to hedge their risks with respect to outstanding Indebtedness of Loan Parties and not for speculative or investment purposes; (h) intercompany Indebtedness owing from one or more Loan Parties to any other one or more Loan Parties in accordance with clause (c) of the definition of Permitted Loans; (i) Indebtedness under the QLICI Loan Documents and (j) the PPP Loan and other unsecured Indebtedness not otherwise permitted pursuant to this definition of Permitted Indebtedness which does not exceed Fifteen Million and 00/100 Dollars ($15,000,000.00) in the aggregate at any time outstanding; provided that any such Indebtedness shall be evidenced by documentation satisfactory to the Administrative Agent in its Permitted Discretion.

“Permitted Investments” shall mean investments in: (a) obligations issued or guaranteed by the United States of America or any agency thereof; (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating); (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency; (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United

States of America or an agency thereof; (e) Permitted Loans; (f) the equity investment by Universal in Leverage Lender on March 9, 2018 in the amount of $6,331,750; (g) the transactions contemplated by that certain Option Agreement, dated as of March 9, 2018, by and between Leverage Lender and PNC New Markets Investment Partners, LLC; and (h) Permitted Acquisitions.

“Permitted Loans” shall mean: (a) the extension of trade credit by a Loan Party to its Customer(s), in the Ordinary Course of Business in connection with a sale of Inventory or rendition of services, in each case on open account terms; (b) loans to employees in the Ordinary Course of Business not to exceed as to all such loans the aggregate amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) at any time outstanding; (c) intercompany loans between and among Loan Parties, so long as, at the request of Administrative Agent, each such intercompany loan is evidenced by a promissory note (including, if applicable, any master intercompany note executed by the applicable Loan Party(ies)) on terms and conditions (including terms subordinating payment of the indebtedness evidenced by such note to the prior payment in full of all Obligations) acceptable to Administrative Agent in its sole discretion that has been delivered to Administrative Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable Loan Party(ies) that are the payee(s) on such note; and (d) the Source Lender Loan and the Leverage Loan.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan, as defined herein) maintained by any Loan Party or any member of the Controlled Group or to which any Loan Party or any member of the Controlled Group is required to contribute; provided, however, the term “Plan” shall not include a Multiemployer Plan for purposes of Subsections 5.8(d)(v), (viii), (x) and (xiv).

“Pledge Agreement” shall mean, each of that certain: (i) Omnibus Pledge Agreement, dated as of the Original Closing Date, made by the Loan Parties in favor of the Administrative Agent (for its benefit and for the benefit of the Agents and Lenders) with respect to all of the issued and outstanding Subsidiary Stock; and (ii) any other pledge agreements executed subsequent to the Original Closing Date by any other Person to secure the Obligations.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“PPP Loan” shall mean that certain loan incurred by the applicable Borrower(s) from PNC on April 16, 2020 under the Paycheck Protection Program, as provided in Section 7(a) of the Small Business Act, as amended by the CARES Act, in the aggregate principal amount of $10,000,000.00.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Properly Contested” shall mean, in the case of any Indebtedness, Lien or Taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness or Taxes will not have a Material Adverse Effect or will not result in the forfeiture of any assets of such Person; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness or taxes unless such Lien (x) does not attach to any Receivables or Inventory, (y) is at all times junior and subordinate in priority to the Liens in favor of the Administrative Agent (except only with respect to property Taxes that have priority as a matter of applicable state law) and, (z) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.

“Protective Advances” shall have the meaning set forth in Section 16.2(f) hereof.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by the Administrative Agent); provided, however, that if the Published Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“QLICI Loans” shall mean the loans in the aggregate principal amount not to exceed $9,500,000 made by CDE to Dunkirk pursuant to the QLICI Loan Documents.

“QLICI Loan Documents” shall mean, collectively, (i) that certain Loan Agreement by and between CDE and Dunkirk, dated March 9, 2018, (ii) that certain Promissory Note A, dated March 9, 2018, made by Dunkirk in favor of CDE in the principal amount of $6,665,000.00, (iii) that certain Promissory Note B, dated March 9, 2018, made by Dunkirk in favor of CDE in the principal amount of $2,835,000.00, (iv) that certain Guaranty of Payment, dated as of March 9, 2018, executed by Universal and North Jackson in favor of CDE, (v) that certain New Markets Tax Credit Compliance Agreement, dated March 9, 2018, entered into by Dunkirk, Universal and North Jackson for the benefit of CDE and the Investment Fund, (vi) that certain Account Pledge Agreement (Disbursement Account), dated as of March 9, 2018, by and between Dunkirk and CDE, (vii) that certain Deposit Account Control Agreement (Hard Account Agreement), dated as of March 9, 2018, by and among Dunkirk, CDE and PNC Bank, National Association, (viii) that certain Cost Reimbursement Certification and Agreement, dated as of March 9, 2018, by Universal and Dunkirk to and for the benefit of CDE, (ix) the NMTC Projections and (x) all other agreements, documents, instruments and/or certificates delivered in connection with the foregoing.

“Qualified ECP Loan Party” shall mean each Borrower or Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of the owned and leased premises identified on Schedule 4.4 hereto or in and to any other premises or real property that are hereafter owned or leased by any Loan Party.

“Real Property Collateral” shall mean the Mortgaged Premises (as such term is defined in any Mortgage).

“Receivables” shall mean and include, as to each Loan Party, all of such Loan Party’s accounts (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party’s contract rights, instruments (including those evidencing indebtedness owed to such Loan Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Administrative Agent hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(A)(y)(i) hereof.

“RE Conditions Subsequent” shall have the meaning set forth in Section 6.15(a) hereof.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.14(b) hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable ERISA Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder notice for which is not waived pursuant to regulations under Section 4043 of ERISA.

“Required Lenders” shall mean two or more Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding at least sixty-six and two-thirds of one percent (66.66%) of either (a) the aggregate of (x) the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender) and (y) the outstanding principal amount of the Term Loan, or (b) after the termination of all commitments of Lenders hereunder, the sum of (x) the outstanding Revolving Advances, Swing Loans and Term Loan, plus the Maximum Undrawn Amount of all outstanding Letters of Credit; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders (excluding any Defaulting Lender).

“Reserve Percentage” shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restatement Date” shall mean the first date on which all of the conditions precedent set forth in Section 8.1 are satisfied or waived.

“Revolving Advances” shall mean Advances other than Letters of Credit, the Swing Loans and the Term Loan.

“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount (if any) of such Lender.

“Revolving Commitment Amount” shall mean, as to any Lender, the Revolving Commitment amount (if any) set forth below such Lender’s name on the signature pages to this Agreement (or, in the case of any Lender that became party to this Agreement after the Restatement Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement).

“Revolving Commitment Percentage” shall mean, as to any Lender, the Revolving Commitment Percentage (if any) set forth below such Lender’s name on the signature pages to this Agreement (or, in the case of any Lender that became party to this Agreement after the Restatement Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement).

“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a)(C) hereof.

“Revolving Interest Rate” shall mean (a) with respect to Revolving Advances that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) with respect to LIBOR Rate Loans, the sum of the Applicable Margin plus the LIBOR Rate.

“RM Eligible Inventory” shall mean Eligible Inventory consisting of raw materials.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean, collectively, Agents, Issuer, Swing Loan Lender and Lenders, together with any Affiliates of any Agent or any Lender to whom Hedge Liabilities or Cash Management Liabilities are owed and with each other holder of any of the Obligations, and the respective successors and assigns of each of them.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Settlement” shall have the meaning set forth in Section 2.6(d) hereof.

“Settlement Date” shall have the meaning set forth in Section 2.6(d) hereof.

“Source Lender” shall mean Dunkirk Source Lender LLC, a Delaware limited liability company.

“Source Loan” shall mean that certain loan by Universal to Source Lender in the aggregate principal amount of $299,925 pursuant to the Source Loan Documents.

“Source Loan Documents” shall mean, collectively, (i) that certain Loan Agreement, dated March 9, 2018, by and between Universal and Source Lender, (ii) that certain Promissory Note (Source Loan), dated March 9, 2018, made by Universal in favor of Source Lender in the principal amount of $299,925 and (iii) all other agreements, documents, instruments and/or certificates delivered in connection with the foregoing.

“Subsidiary” shall mean of any Person a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean 100% of the issued and outstanding Equity Interests issued to a Loan Party by any Subsidiary of such Loan Party.

“Supermajority Lenders” shall mean two or more Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding greater than seventy-five (75%) of either (a) the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender), or (b) after the termination of all Revolving Commitments hereunder, the sum of the outstanding Revolving Advances and Swing Loans, plus the Maximum Undrawn Amount of all outstanding Letters of Credit; provided, however, if there are fewer than three (3) Lenders, Supermajority Lenders shall mean all Lenders (excluding any Defaulting Lender).

“Supplies/Materials Eligible Inventory” shall mean Eligible Inventory consisting of operating supplies and molds, rolls and dies constituting materials.

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge or a Lender-Provided Foreign Currency Hedge.

“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.

“Swing Loan Note” shall mean the promissory note described in Section 2.4(a) hereof.

“Swing Loans” shall mean the Advances made pursuant to Section 2.4 hereof.

“Target” shall have the meaning set forth in the definition of Permitted Acquisitions.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Term Loan” shall have the meaning set forth in Section 2.3 hereof.

“Term Loan Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to fund a portion of the Term Loan in an aggregate principal equal to the Term Loan Commitment Amount (if any) of such Lender.

“Term Loan Commitment Percentage” shall mean, as to any Lender, the Term Loan Commitment Percentage (if any) set forth below such Lender’s name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Restatement Date pursuant to Section 16.3(c) or (d) hereof, the Term Loan Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), as the same may be adjusted upon any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Term Loan Commitment Amount” shall mean, as to any Lender, the term loan commitment amount (if any) set forth below such Lender’s name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Restatement Date pursuant to Section 16.3(c) or (d) hereof, the term loan commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), as the same may be adjusted upon any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Term Loan Rate” shall mean (a) with respect to Term Loans that are Domestic Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) with respect to Term Loans that are LIBOR Rate Loans, the sum of the Applicable Margin plus the LIBOR Rate.

“Term Note” shall mean, collectively, the promissory notes described in Section 2.3 hereof.

“Termination Event” shall mean: (a) a Reportable ERISA Event with respect to any Plan; (b) the withdrawal of any Loan Party or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA described in Section 4063 of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Plan; (e) any event or condition (i) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Loan Party or any member of the Controlled Group from a Multiemployer Plan; (g) receipt by a Loan Party of a notice pursuant to Section 4245(e)(A) of ERISA that a Multiemployer Plan is subject to Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Loan Party or any member of the Controlled Group.

“Toxic Substance” shall mean and include any material present on the Real Property (including the Leasehold Interests) which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transactions” shall have the meaning set forth in Section 5.5(a) hereof.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount minus the Maximum Undrawn Amount of all outstanding Letters of Credit, minus (b) the sum of (i) the outstanding amount of Advances (other than the Term Loan) plus (ii) all amounts due and owing to any Borrower’s trade creditors which are outstanding sixty (60) days or more past their due date.

“Unfunded Capital Expenditures” shall mean all Capital Expenditures of the Loan Parties on a consolidated basis other than those made utilizing the proceeds from financing provided by the applicable seller or third party lenders or proceeds from equity issuances, asset sales or insurance proceeds. For the avoidance of doubt, Capital Expenditures made utilizing Revolving Advances shall be deemed Unfunded Capital Expenditures. Notwithstanding anything in this Agreement to the contrary, Dunkirk Project Capital Expenditures shall not constitute Unfunded Capital Expenditures to the extent they are financed by the $3,510,000 loan or cash investment to be made by PNC New Markets Investment Partners, LLC to the Investment Fund on or prior to March 9, 2018.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“Uninsured Foreign Receivables” shall have the meaning assigned in clause (f) of the definition of Eligible Receivables.

“Universal” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“VFCP” shall mean the Voluntary Fiduciary Correction Program described in Federal Register Volume 71, No. 75, Pages 20261 et seq., as modified or amended by any successor guidance thereto as from time to time in effect.

“WIP/FG Eligible Inventory” shall mean Eligible Inventory consisting of work-in-process and finished goods.

“Write-down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.3.    Uniform Commercial Code Terms.

All terms used herein and defined in the Uniform Commercial Code as adopted in the Commonwealth of Pennsylvania from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note” “securities”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4.    Certain Matters of Construction.

The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Administrative Agent is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. Except as otherwise expressly provided for herein, all references herein to the time of day shall mean the time in Pittsburgh, Pennsylvania. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Administrative Agent, any agreement entered into by Administrative Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Administrative Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Administrative Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Administrative Agent and Lenders. Wherever the phrase “to the best of Loan Parties’ knowledge” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder. All certificates, certifications and other documents required to be executed under this Agreement or related to this Agreement by Authorized Officers or other officers or employees of any Loan Party shall be deemed for all purposes to be executed and delivered by such persons solely in their respective capacities as such Authorized Officer, officer or employee and not in their personal capacities.

1.5.    Co-Collateral Agent Determinations.

With respect to any discretionary action or determination to be taken or made by the Co-Collateral Agents hereunder or under any of the Other Documents, Co-Collateral Agents shall seek, in good faith, to reach a consensus decision for such discretionary action or determination; if, after consulting in good faith for a period of ten (10) Business Days, Co-Collateral Agents are unable to agree on the discretionary action to be taken or the determination to be made, the determination or discretionary action shall be made by the Co-Collateral Agent either asserting the most conservative credit judgment (including, without limitation, that would result in the least amount of credit being available to the Borrowers under this Agreement) or declining to permit the discretionary action for which consent is being sought by the Borrowers, as applicable.

1.6.    LIBOR Notification.

Section 3.12 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefor.

II.    ADVANCES, PAYMENTS.

2.1.    Revolving Advances.

(a)    Amount of Revolving Advances.

(A)    Subject to the terms and conditions set forth in this Agreement specifically including Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances in Dollars to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount, less the outstanding amount of Swing Loans, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit or (y) an amount equal to the sum of:

(i)     the sum of (1) up to eighty-five percent (85%) (the “Receivables Advance Rate”) of Eligible Receivables, plus (2) the lesser of (I) up to ninety percent (90%) (the “Insured Foreign Receivables Advance Rate”) of Eligible Insured Foreign Receivables and (II) the difference between (x) Ten Million and 00/100 Dollars ($10,000,000.00) minus (y) the amount of Uninsured Foreign Receivables included in the Formula Amount, plus

(ii)    the least of (A) up to sixty-five percent (65%) (the “Inventory Advance Rate”) of the sum of the value of the WIP/FG Eligible Inventory, the RM Eligible Inventory and the Supplies/Materials Eligible Inventory, (B) up to eighty-five percent (85%) (the “Inventory NOLV Advance Rate”, and together with the Inventory Advance Rate, the Receivables Advance Rate and the Insured Foreign Receivables Advance Rate, collectively, the “Advance Rates”) of the sum of the appraised net orderly liquidation value of the WIP/FG Eligible Inventory, the RM Eligible Inventory and the Supplies/Materials Eligible Inventory (as evidenced by an Inventory appraisal satisfactory to Co-Collateral Agents in their sole discretion exercised in good faith) or (C) Seventy-Five Million and 00/100 Dollars ($75,000,000.00); provided that the amount of availability from Supplies/Materials Eligible Inventory included in any calculation made pursuant to sub-clause (A) or (B) of this clause (ii) shall not exceed One Million and 00/100 Dollars ($1,000,000.00), minus

(iii)    the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(iv)    the Closing RE Reserve, the Fixed Asset Reserve and such other reserves as Co-Collateral Agents may reasonably deem proper and necessary from time to time in their Permitted Discretion.

The amount derived from the difference between (x) the sum of Sections 2.1(a)(A)(y)(i) and (ii) minus (y) the sum of Sections 2.1(a)(A)(y)(iii) and (iv) at any time and from time to time shall be referred to as the “Formula Amount”. The maximum dollar amount of the Lenders’ commitment allocations will be based on the Maximum Revolving Advance Amount.

(B)    (i) The Lenders’ aggregate obligations to make Revolving Advances pursuant to this Agreement (whether pursuant to clause (A) or (B)) is limited to the Maximum Revolving Advance Amount and (ii) each individual Lender’s aggregate obligation to make Revolving Advances pursuant to this Agreement is limited to its Revolving Commitment Amount.

(C)    The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Notes”) substantially in the form attached hereto as Exhibit 2.1(a). Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount.

(b)    Discretionary Rights. The Advance Rates may be increased or decreased by Co-Collateral Agents at any time and from time to time in the exercise of their Permitted Discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrowing Agent. Prior to the occurrence of an Event of Default or Default, Administrative Agent shall give Borrowing Agent three (3) days prior written notice of its intention to decrease the Advance Rates. The rights of Co-Collateral Agents under this subsection are subject to the provisions of Section 16.2(b).

2.2.    Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances.

(a)    Borrowing Agent on behalf of any Borrower may notify Administrative Agent prior to 1:00 p.m. on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Administrative Agent or Lenders, or with respect to any other Obligation under this Agreement, become due, same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable.

(b)    Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a LIBOR Rate Loan for any Advance (other than a Swing Loan), Borrowing Agent shall give Administrative Agent written notice by no later than 1:00 p.m. on the day which is three (3) Business Days prior to the date such LIBOR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Advance to be borrowed, which amount shall be in a minimum amount of One Million and 00/100 Dollars ($1,000,000.00) and in integral multiples of Five Hundred Thousand and 00/100 Dollars ($500,000.00) thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for LIBOR Rate Loans shall be for one or three months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No LIBOR Rate Loan shall be made available to any Borrower during the continuance of a Default or an Event of Default. After giving effect to each requested LIBOR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(e), there shall not be outstanding more than five (5) LIBOR Rate Loans, in the aggregate.

(c)    Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

(d)    Borrowing Agent shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Administrative Agent pursuant to Section 2.2(b) or by its notice of conversion given to Administrative Agent pursuant to Section 2.2(e), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Administrative Agent of such duration not later than 1:00 p.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. If Administrative Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert such LIBOR Rate Loan to a Domestic Rate Loan subject to Section 2.2(e) below.

(e)    Provided that no Default or Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan. If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Administrative Agent written notice by no later than 1:00 p.m. (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable LIBOR Rate Loan) with respect to a conversion from a LIBOR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a LIBOR Rate Loan, the duration of the first Interest Period therefor.

(f)    At its option and upon written notice given prior to 1:00 p.m. at least three (3) Business Days prior to the date of such prepayment, any Borrower may, subject to Section 2.2(g) hereof, prepay the LIBOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances which are LIBOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Administrative Agent and Lenders therefor in accordance with Section 2.2(g) hereof. The Borrowers shall also have the right at any time after the Restatement Date upon five (5) days’ prior written notice to the Administrative Agent to permanently reduce the Maximum Revolving Advance Amount (by ratably reducing the current Lenders’ Revolving Commitment Amounts in proportion to their Revolving Commitment Percentages) in a minimum amount of Ten Million and 00/100 Dollars ($10,000,000.00) and whole multiples of Five Million and 00/100 Dollars ($5,000,000.00); provided that any such reduction shall be accompanied by prepayment of the Revolving Credit Notes, together with outstanding Facility Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 2.2(g) hereof) to the extent necessary so that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount as so reduced less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount.

(g)    Each Borrower shall indemnify Administrative Agent and Lenders and hold Administrative Agent and Lenders harmless from and against any and all losses or expenses that Administrative Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Administrative Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Administrative Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.

(h)    Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (h), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders (or such affected Lender) to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Administrative Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrowers shall pay Administrative Agent, upon Administrative Agent’s request, such amount or amounts set forth in clause (g) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.

2.3.    Term Loan.

Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, will make a term loan to Borrowers in the sum equal to such Lender’s Term Loan Commitment Percentage of Fifteen Million and 00/100 Dollars ($15,000,000.00) (the “Term Loan”). The Term Loan shall be advanced on the Restatement Date and shall be, with respect to principal, payable in equal quarterly installments each in the amount of Five Hundred Thirty-Five Thousand Seven Hundred Fourteen and 29/100 Dollars ($535,714.29), which installments are due and payable by the Borrowers commencing on July 1, 2021 and on the first day of each fiscal quarter thereafter with the balance payable upon the last day of the Term, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement. The Term Loan shall be evidenced by one or more secured promissory notes (collectively, the “Term Notes”) in substantially the form attached hereto as Exhibit 2.3. The Term Loan may consist of Domestic Rate Loans or Eurodollar Rate Loans, or a combination thereof, as Borrowing Agent may request. In the event that Borrowers desire to obtain or extend a Eurodollar Rate Loan or to convert a Domestic Rate Loan to a Eurodollar Rate Loan, Borrowing Agent shall comply with the notification requirements set forth in Sections 2.2(b) and (d) and the provisions of Sections 2.2(b) through (g) shall apply. The Term Loan Commitment of each Lender shall terminate after such Lender advances its Term Loan Commitment Percentage of the Term Loan on the Restatement Date in accordance with the terms of this Agreement.

2.4.    Swing Loans.

(a)    Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Administrative Agent for administrative convenience, Administrative Agent, Lenders holding Revolving Commitments and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrowers as provided for in this Section 2.4 at any time or from time to time after the date hereof to, but not including, the expiration of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (A) the Maximum Revolving Advance Amount, less the Maximum Undrawn Amount of all outstanding Letters of Credit or (B) the Formula Amount. All Swing Loans to the Borrowers shall be in Dollars and shall be Domestic Rate Loans only. Borrowers may borrow (at the option and election of Swing Loan Lender), repay and reborrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates. All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached hereto as Exhibit 2.4(a). Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future.

(b)    Upon either (i) any request by Borrowing Agent for a Revolving Advance made pursuant to Section 2.2(a) hereof or (ii) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of the last sentence of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loan Advances if Swing Loan Lender has been notified by Administrative Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the Revolving Commitments have been terminated for any reason.

(c)    Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage. Swing Loan Lender or Administrative Agent may, at any time, require the Lenders holding Revolving Commitments to fund such participations by means of a Settlement as provided for in Section 2.6(d) below. From and after the date, if any, on which any Lender is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Administrative Agent shall promptly distribute to such Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Administrative Agent in respect of such Swing Loan; provided that no Lender shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.22) of the Maximum Undrawn Amount of all outstanding Letters of Credit.

2.5.    Disbursement of Advance Proceeds.

All Advances shall be disbursed from whichever office or other place Administrative Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Administrative Agent or Lenders, shall be charged to Borrowers’ Account on Administrative Agent’s books. The proceeds of each Revolving Advance or Swing Loan requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Sections 2.2(a), 2.6(b) or 2.14 hereof shall, (i) with respect to requested Revolving Advances, to the extent Lenders make such Revolving Advances in accordance with Section 2.2(a), 2.6(b) or 2.14 hereof, and with respect to Swing Loans made upon any request by Borrowing Agent for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.4(b) hereof, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Administrative Agent, in immediately available federal funds or other immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by any Borrower or Swing Loans made upon any deemed request for a Revolving Advance by any Borrower, be disbursed to Administrative Agent to be applied to the outstanding Obligations giving rise to such deemed request. During the Term, Borrowers may use the Revolving Advances and Swing Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.

2.6.    Making and Settlement of Advances.

(a)    Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of Lenders (subject to any contrary terms of Section 2.22). The Term Loan shall be advanced according to the applicable Term Loan Commitment Percentages of Lenders. Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.

(b)    Promptly after receipt by Administrative Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) and, with respect to Revolving Advances, to the extent Administrative Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a), Administrative Agent shall notify Lenders of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance as determined by Administrative Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to Administrative Agent such that Administrative Agent is able to, and Administrative Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 8.2, fund such Revolving Advance to the Borrowers in Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any Lender fails to remit such funds to Administrative Agent in a timely manner, Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.6(c) hereof.

(c)    Unless Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Administrative Agent, Administrative Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Administrative Agent on such date in accordance with Section 2.6(b) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. Administrative Agent will promptly notify Borrowing Agent of its receipt of any such notice from a Lender. In such event, if a Lender has not in fact made its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Administrative Agent, then the applicable Lender and Borrowers severally agree to pay to Administrative Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Administrative Agent, times (y) such amount or (B) a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrower, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans. If such Lender pays its share of the applicable Revolving Advance to Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Advance. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender that shall have failed to make such payment to Administrative Agent. A certificate of Administrative Agent submitted to any Lender or Borrower with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.

(d)    Administrative Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with Lenders on at least a weekly basis, or on any more frequent date that Administrative Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Lenders of such requested Settlement by facsimile, telephonic or electronic transmission no later than 2:00 p.m. on the date of such requested Settlement (the “Settlement Date”). Subject to any contrary provisions of Section 2.22, each Lender shall transfer the amount of such Lender’s Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Administrative Agent) of the applicable Swing Loan with respect to which Settlement is requested by Administrative Agent, to such account of Administrative Agent as Administrative Agent may designate not later than 5:00 p.m. on such Settlement Date if requested by Administrative Agent by 2:00 p.m., otherwise not later than 5:00 p.m. on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.2 have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time. All amounts so transferred to Administrative Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders accruing interest as Domestic Rate Loans. If any such amount is not transferred to Administrative Agent by any Lender on such Settlement Date, Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.6(c).

(e)    If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the

Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.

2.7.    Maximum Advances.

The aggregate balance of Revolving Advances plus Swing Loans outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit or (b) the Formula Amount.

2.8.    Manner and Repayment of Advances.

(a)    The Revolving Advances and Swing Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. The Term Loan shall be due and payable as provided in Section 2.3 hereof and shall be due and payable in full on the last day of the Term, subject to mandatory prepayments as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Advances (other than the Term Loan) shall be applied, first to the outstanding Swing Loans and next, pro rata according to the applicable Revolving Commitment Percentages of Lenders, to the outstanding Revolving Advances (subject to any contrary provisions of Section 2.22). Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Term Loan shall be applied to the Term Loan pro rata according to the Term Loan Commitment Percentages of the Lenders in the inverse order of maturities thereof.

(b)    Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Administrative Agent on the date received by Administrative Agent. Administrative Agent shall conditionally credit Borrowers’ Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Administrative Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”). Administrative Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Administrative Agent and Administrative Agent may charge Borrowers’ Account for the amount of any item of payment which is returned, for any reason whatsoever, to Administrative Agent unpaid. Subject to the foregoing, Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Administrative Agent shall be deemed applied by Administrative Agent on account of the Obligations on its respective Application Date. Borrowers further agree that there is a monthly float charge payable to Administrative Agent for Administrative Agent’s sole benefit, in an amount equal to (y) the face amount of all items of payment received during the prior month (including items of payment received by Administrative Agent as a wire transfer or electronic depository check) multiplied by (z) the Revolving Interest Rate with respect to Domestic Rate Loans for one (1) Business Day. All proceeds received by Administrative Agent shall be applied to the Obligations in accordance with Section 4.8(h).

(c)    All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Administrative Agent at the Payment Office not later than 1:00 p.m. on the due date therefor in Dollars in federal funds or other funds immediately available to Administrative Agent. Administrative Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.

(d)    Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim and shall be made to Administrative Agent on behalf of Lenders to the Payment Office, in each case on or prior to 1:00 p.m., in Dollars and in immediately available funds.

2.9.    Repayment of Excess Advances.

If at any time the aggregate balance of outstanding Revolving Advances, Swing Loans, Term Loans and/or Advances taken as a whole exceeds the maximum amount of such type of Advances and/or Advances taken as a whole (as applicable) permitted hereunder, such excess Advances shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or an Event of Default has occurred.

2.10.    Statement of Account.

Administrative Agent shall maintain, in accordance with its customary procedures, a separate sub-loan account for the Borrowers (the “Borrowers’ Account”) in the name of the Borrowers in which shall be recorded the date and amount of each Advance made by Administrative Agent or Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Administrative Agent to record the date and amount of any Advance shall not adversely affect Administrative Agent or any Lender. Each month, Administrative Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Administrative Agent, Lenders and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Administrative Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Administrative Agent with respect to Borrowers’ Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.11.    Letters of Credit.

(a)    Subject to the terms and conditions hereof, Issuer shall issue or cause the issuance of letters of credit denominated in Dollars for the account of any Borrower (collectively, “Letters of Credit”), except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding Swing Loans, plus

(iii) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iv) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount (calculated without giving effect to the deductions provided for in Section 2.1(a)(A)(y)((iv) in the Formula Amount). The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof).

(b)    Notwithstanding any provision of this Agreement, Issuer shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain Issuer from issuing any Letter of Credit, or any Law applicable to Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Issuer shall prohibit, or request that Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuer is not otherwise compensated hereunder) not in effect on the Restatement Date, or shall impose upon Issuer any unreimbursed loss, cost or expense which was not applicable on the Restatement Date, and which Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of Issuer applicable to letters of credit generally.

(c)    As of the Restatement Date, (i) the Existing Letters of Credit will be deemed to have been issued as, and be, Letters of Credit under this Agreement, and (ii) the Existing Letters of Credit and the reimbursement obligations in respect thereof will be Indebtedness under this Agreement and will no longer be Indebtedness under the Existing Credit Agreement. In accordance with the foregoing, from and after the Restatement Date all fees and other charges payable with respect to the Existing Letters of Credit will be determined in accordance with Section 3.2(a) of this Agreement.

2.12.    Issuance of Letters of Credit.

(a)    Borrowing Agent, on behalf of any Borrower, may request Issuer to issue or cause the issuance of a Letter of Credit by delivering to Issuer, with a copy to Administrative Agent at the Payment Office, prior to 1:00 p.m., at least five (5) Business Days prior to the proposed date of issuance, such Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Administrative Agent and Issuer; and, such other certificates, documents and other papers and information as Administrative Agent or Issuer may reasonably request. Issuer shall not issue any requested Letter of Credit if such Issuer has received notice from Administrative Agent or any Lender that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason.

(b)    Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, or other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Notwithstanding the foregoing, (A) the expiry date of a Letter of Credit may be up to one (1) year later than the last day of the Term if the Loan Parties Cash Collateralize each such Letter of Credit having an expiry date later than the last day of the Term on or before the thirtieth (30th) day prior to the last day of the Term; and (B) at the discretion of the Issuer, any Letter of Credit (other than a Letter of Credit which expires later than the last day of the Term) may provide for the automatic renewal thereof for an additional one-year period (or, in the case of any renewal or extension thereof, one year after such renewal or extension), subject however to the Cash Collateral requirement in clause (A) above in the event any such renewal would result in a Letter of Credit which expires later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuer, and each trade Letter of Credit shall be subject to the UCP. In addition, no trade Letter of Credit may permit the presentation of an ocean bill of lading that includes a condition that the original bill of lading is not required to claim the goods shipped thereunder.

(c)    Administrative Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.

2.13.    Requirements For Issuance of Letters of Credit.

(a)    Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Administrative Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct Issuer to deliver to Administrative Agent all instruments, documents, and other writings and property received by Issuer pursuant to the Letter of Credit and to accept and rely upon Administrative Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor.

(b)    In connection with all trade Letters of Credit issued or caused to be issued by Issuer under this Agreement, each Borrower hereby appoints Issuer, or its designee, as its attorney, with full power and authority if an Event of Default has occurred and is continuing: (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, and acceptances; (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of such Borrower or Issuer or Issuer’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Issuer’s, or in the name of Issuer’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Administrative Agent, Issuer nor their attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Administrative Agent’s, Issuer’s or their respective attorney’s willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.14.    Disbursements, Reimbursement.

(a)    Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuer a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.

(b)    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Issuer will promptly notify Administrative Agent and Borrowing Agent. Regardless of whether Borrowing Agent shall have received such notice, Borrowers shall reimburse (such obligation to reimburse Issuer shall sometimes be referred to as a “Reimbursement Obligation”) Issuer prior to 12:00 Noon, on each date that an amount is paid by Issuer under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Issuer. In the event Borrowers fail to reimburse Issuer for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, Issuer will promptly notify Administrative Agent and each Lender thereof, and Borrowers shall be automatically deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, and Lenders shall be unconditionally obligated to fund such Revolving Advance (all whether or not the conditions specified in Section 8.2 are then satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason) as provided for in Section 2.14(c) immediately below. Any notice given by Issuer pursuant to this Section 2.14(b) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)    Each Lender shall upon any notice pursuant to Section 2.14(b) make available to Issuer through Administrative Agent at the Payment Office an amount in immediately available funds equal to its Revolving Commitment Percentage (subject to any contrary provisions of Section 2.22) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.14(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount. If any Lender so notified fails to make available to Administrative Agent, for the benefit of Issuer, the amount of such Lender’s Revolving Commitment Percentage of such amount by 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loan on and after the fourth day following the Drawing Date. Administrative Agent and Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of Administrative Agent or Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.14(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.14(c)(i) and (ii) until and commencing from the date of receipt of notice from Administrative Agent or Issuer of a drawing.

(d)    With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.14(b), because of the Loan Parties’ failure to satisfy the conditions set forth in Section 8.2 hereof (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Administrative Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each Lender’s payment to Administrative Agent pursuant to Section 2.14(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.14.

(e)    Each Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than the Loan Parties) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.15.    Repayment of Participation Advances.

(a)    Upon (and only upon) receipt by Administrative Agent for the account of Issuer of immediately available funds from the Loan Parties (i) in reimbursement of any payment made by Issuer or Administrative Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Issuer or Agent under such a Letter of Credit, Agent will pay to each Lender, in the same funds as those received by Administrative Agent, the amount of such Lender’s Revolving Commitment Percentage of such funds, except Administrative Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Lender that did not make a Participation Advance in respect of such payment by Administrative Agent (and, to the extent that any of the other Lender(s) holding the Revolving Commitment have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.22, Administrative Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

(b)    If Issuer or Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers or any other Loan Party to Issuer or Administrative Agent pursuant to Section 2.15(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Administrative Agent, forthwith return to Issuer or Administrative Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Issuer or Administrative Agent plus interest at the Federal Funds Effective Rate.

2.16.    Documentation.

Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Issuer’s interpretations of any Letter of Credit issued on behalf of such Borrower and by Issuer’s written regulations and customary practices relating to letters of credit, though Issuer’s interpretations may be different from such Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of (A) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) or (B) the wrongful dishonor by the Issuer or any of Issuer’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or government authority, Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.17.    Determination to Honor Drawing Request.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.18.    Nature of Participation and Reimbursement Obligations.

The obligation of each Lender in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.18 under all circumstances, including the following circumstances:

(i)    any set-off, counterclaim, recoupment, defense or other right which such Lender or any Loan Party, as the case may be, may have against Issuer, Administrative Agent, any Borrower, any other Loan Party or Lender, as the case may be, or any other Person for any reason whatsoever;

(ii)    the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.14;

(iii)    any lack of validity or enforceability of any Letter of Credit;

(iv)    any claim of breach of warranty that might be made by any Loan Party, Administrative Agent, Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Loan Party, Administrative Agent, Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuer, Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or any Subsidiaries of such Loan Party and the beneficiary for which any Letter of Credit was procured);

(v)    the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuer or any of Issuer’s Affiliates has been notified thereof;

(vi)    payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(vii)    the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)    any failure by Issuer or any of Issuer’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless Administrative Agent and Issuer have each received written notice from Borrowing Agent of such failure within three (3) Business Days after Issuer shall have furnished Administrative Agent and Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)    the occurrence of any Material Adverse Effect;

(x)    any breach of this Agreement or any Other Document by any party thereto;

(xi)    the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;

(xii)    the fact that a Default or an Event of Default shall have occurred and be continuing;

(xiii)    the fact that the Term shall have expired or this Agreement or the obligations of Lenders to make Advances have been terminated; and

(xiv)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.19.    Liability for Acts and Omissions.

(a)    As among the Loan Parties and Issuer, Swing Loan Lender, Administrative Agent and Lenders, each Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuer shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower or any other Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower or any other Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuer’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Issuer from liability for Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Issuer or Issuer’s Affiliates be liable to any Borrower or any other Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(b)    Without limiting the generality of the foregoing, Issuer and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(c)    In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuer under any resulting liability to any Borrower, any other Loan Party, Administrative Agent or any Lender.

2.20.    Mandatory Prepayments.

(a)    Subject to Section 7.1 hereof, when any Loan Party sells or otherwise disposes of any Collateral other than pursuant to sub-clauses (a) and (b) of clause (i) of Section 7.1(b), Borrowers shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable direct costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Administrative Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied to the Advances (x) first, to the outstanding principal installments of the Term Loan in the inverse order of the maturities thereof and (y) second, to the remaining Advances in such order as Administrative Agent may determine, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof.

(b)    In the event of any issuance or other incurrence of Indebtedness by any Loan Party or the issuance of any Equity Interests by any Loan Party, the Loan Parties shall, no later than one (1) Business Day after the receipt by the Loan Parties of (i) the cash proceeds from any such issuance or incurrence of Indebtedness or (ii) the net cash proceeds of any issuance of Equity Interests, as applicable, repay the Advances in an amount equal to (x) one hundred percent (100%) of such cash proceeds in the case of such incurrence or issuance of Indebtedness and (y) twenty-five percent (25%) of such net cash proceeds in the case of an issuance of Equity Interests; provided however that if the Fixed Asset Reserve is in excess of Zero and 00/100 Dollars ($0.00) after giving effect to such repayment pursuant to this clause (y), the Loan Parties shall be required to further repay the Advances to the extent of such excess (but in no event shall such repayment be required to exceed fifty percent (50%) of the net cash proceeds of the applicable issuance of such Equity Interests). Such repayments will be applied in the same manner as set forth in Section 2.20(a) hereof.

(c)    All proceeds received by Borrowers or Administrative Agent (i) under any insurance policy on account of damage or destruction of any assets or property of any Borrowers or on account of the interruption of any Borrower’s business, or (ii) as a result of any taking or condemnation of any assets or property shall be applied in accordance with Section 6.6 hereof.

2.21.    Use of Proceeds.

(a)    Borrowers shall apply the proceeds of Advances to (i) refinance the Indebtedness outstanding under the Existing Credit Agreement and repay the Gorbert Documents on the Restatement Date, (ii) pay fees and expenses relating to this transaction, and (iii) provide for its working capital needs, including the financing of ongoing working capital requirements, capital expenditures and reimburse drawings under Letters of Credit. Borrowers shall not use the proceeds of any Revolving Advance to prepay the Term Loan.

(b)    Without limiting the generality of Section 2.21(a) above, neither the Borrowers, the Guarantors nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.

2.22.    Defaulting Lender.

(a)    Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.22 so long as such Lender is a Defaulting Lender.

(b)    (i)     except as otherwise expressly provided for in this Section 2.22, Revolving Advances shall be made pro rata from Lenders holding Revolving Commitments which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) in accordance with their Revolving Commitment Percentages; provided, that, Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Administrative Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Administrative Agent. Administrative Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(ii)    fees pursuant to Section 3.3(b) hereof shall cease to accrue in favor of such Defaulting Lender.

(iii)    if any Swing Loans are outstanding or any Letters of Credit (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Lender becomes a Defaulting Lender, then:

(A)     Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders holding Revolving Commitments in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;

(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Administrative Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, Cash Collateralize for the benefit of Issuer, Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;

(C)    if Borrowers Cash Collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are Cash Collateralized;

(D)    if Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Lenders holding Revolving Commitments pursuant to Section 3.2(a) shall be adjusted and reallocated to Non-Defaulting Lenders holding Revolving Commitments in accordance with such reallocation; and

(E)    if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor Cash Collateralized pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the

Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or Cash Collateralized; and

(iv)    so long as any Lender is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Lenders holding Revolving Commitments and/or such Letters of Credit will be Cash Collateralized in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

(c)    A Defaulting Lender shall not be entitled to give instructions to Administrative Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders” and “Supermajority Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Revolving Commitment Percentage or Term Loan Commitment Percentage provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clauses (i) or (ii) of Section 16.2(b).

(d)    Other than as expressly set forth in this Section 2.22, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Administrative Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.22 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Loan Party, Administrative Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)    In the event that Administrative Agent, the Loan Parties, Swing Loan Lender and Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Administrative Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Lender, then Participation Commitments of Lenders (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage.

(f)    If Swing Loan Lender or Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with Borrowers or such Lender, satisfactory to Swing Loan Lender or Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

2.23.    Payment of Obligations.

Administrative Agent may charge to Borrowers’ Account as a Revolving Advance or, at the discretion of Swing Loan Lender, as a Swing Loan (i) all payments with respect to any of the Obligations required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 16.5 and 16.9) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (ii) without limiting the generality of the foregoing clause (i), (a) all amounts expended by Administrative Agent or any Lender pursuant to Sections 4.2 or 4.3 hereof and (b) all expenses which Administrative Agent incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.8(h), and (iii) any sums expended by Administrative Agent or any Lender due to any Loan Party’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Loan Party’s obligations under Sections 3.3, 4.4, 4.7, 6.4, 6.6, 6.7 and 6.8 hereof, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral. To the extent Revolving Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Advances made by and owing to Administrative Agent and Administrative Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Other Documents with respect to such Revolving Advances.

III.	INTEREST AND FEES.

3.1.    Interest.

Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to LIBOR Rate Loans, at the end of each Interest Period, provided further that all accrued and unpaid interest shall be due and payable at the end of the Term. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the Revolving Interest Rate and (ii) with respect to Swing Loans, the Revolving Interest Rate for Domestic Rate Loan and (iii) with respect to the Term Loan, the Term Loan Rate (as applicable, the “Contract Rate”). Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate. Whenever, subsequent to the date Restatement Date, the Alternate Base Rate is increased or decreased, the applicable Contract

Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Administrative Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Obligations shall bear interest at the applicable Contract Rate for Domestic Rate Loans plus two percent (2%) per annum (the “Default Rate”).

3.2.    Letter of Credit Fees.

(a)    Borrowers shall pay (x) to Administrative Agent, for the ratable benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Revolving Advances consisting of LIBOR Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term, and (y) to Issuer, a fronting fee of one quarter of one percent (0.25%) per annum times the average daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term. (all of the foregoing fees, the “Letter of Credit Fees”). In addition, Borrowers shall pay to Administrative Agent, for the benefit of Issuer, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuer’s prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Administrative Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.

(b)    At any time following the occurrence of an Event of Default, at the option of Administrative Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the expiration of the Term or any other termination of this Agreement (and also, if applicable, in connection with any mandatory prepayment under Section 2.20), Borrowers shall Cash Collateralize all

Letters of Credit, and each Borrower hereby irrevocably authorizes Administrative Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Administrative Agent may, in its discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Administrative Agent and such Borrower mutually agree (or, in the absence of such agreement, as Administrative Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or Administrative Agent may (notwithstanding the foregoing) establish the account provided for under this Section 3.2(b) as a non-interest bearing account and in such case Administrative Agent shall have no obligation (and Borrowers hereby waive any claim) under Article 9 of the Uniform Commercial Code or under any other Applicable Law to pay interest on such cash collateral being held by Administrative Agent. No Borrower may withdraw amounts credited to any such account except upon the occurrence of (1) the cure or waiver of all Events of Default which resulted in the requirement to Cash Collateralize, or (2) all of the following: (x) payment and performance in full of all Obligations; (y) expiration of all Letters of Credit; and (z) termination of this Agreement. Borrowers hereby assign, pledge and grant to Administrative Agent, for its benefit and the ratable benefit of Issuer, Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Borrowers in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit. Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Administrative Agent may use such cash collateral to pay and satisfy such Obligations.

3.3.    Administrative Agent’s Fee Letter, Facility Fee and Collateral Monitoring Fees.

(a)    Borrowers shall pay the amounts required to be paid in the Administrative Agent’s Fee Letter in the manner and at the times required by the Administrative Agent’s Fee Letter.

(b)    If, for any calendar quarter during the Term, the daily unpaid balance of the sum of Revolving Advances plus Swing Loans plus the Maximum Undrawn Amount of all outstanding Letters of Credit for each day of such calendar quarter does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Administrative Agent, for the ratable benefit of Lenders based on their Revolving Commitment Percentages, a fee at a rate equal to one-quarter of one percent (.25%) per annum on the amount by which the Maximum Revolving Advance Amount exceeds such unpaid balance (the “Facility Fee”). Such Facility Fee shall be payable to Administrative Agent in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.

(c)    On the first day of the month following any month in which the Administrative Agent performs any collateral monitoring, namely any field examination (subject to any limitations in this Agreement), collateral analysis or other business analysis, the need for which is to be determined by the Administrative Agent and which monitoring is undertaken by the Administrative Agent or for the Administrative Agent’s benefit, Borrowers agree to pay a field examination fee of One Thousand and 00/100 Dollars ($1,000.00) per day for each person employed to perform such monitoring, plus all reasonable out-of-pocket costs and disbursements incurred by the Administrative Agent in the performance of such examination or analysis.

3.4.    [Reserved].

3.5.    Computation of Interest and Fees.

Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed; provided that the interest applicable to Domestic Rate Loans shall be computed upon the basis of a year of 365/366 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

3.6.    Maximum Charges.

In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7.    Increased Costs.

In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Administrative Agent, Swing Loan Lender, any Issuer or Lender and any corporation or bank controlling Administrative Agent, Swing Loan Lender, any Lender or Issuer and the office or branch where Administrative Agent, Swing Loan Lender, any Lender or Issuer (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)    subject Administrative Agent, Swing Loan Lender, any Lender or Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan, or change the basis of taxation of payments to Administrative Agent, Swing Loan Lender, such Lender or Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by Administrative Agent, Swing Loan Lender, such Lender or the Issuer);

(b)    impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Administrative Agent, Swing Loan Lender, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)    impose on Administrative Agent, Swing Loan Lender, any Lender or Issuer or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to Administrative Agent, Swing Loan Lender, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Administrative Agent, Swing Loan Lender, such Lender or Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Administrative Agent, Swing Loan Lender or such Lender or Issuer deems to be material, then, in any case Borrowers shall promptly pay Administrative Agent, Swing Loan Lender, such Lender or Issuer, upon its demand, such additional amount as will compensate Administrative Agent, Swing Loan Lender or such Lender or Issuer for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate, as the case may be. Administrative Agent, Swing Loan Lender, such Lender or Issuer shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.

3.8.    Basis For Determining Interest Rate Inadequate or Unfair.

In the event that Administrative Agent or any Lender shall have determined that:

(a)    reasonable means do not exist for ascertaining the LIBOR Rate for any Interest Period;

(b)    Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan;

(c)    the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Administrative Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law); or

(d)    the LIBOR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any LIBOR Rate Loan,

then Administrative Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Administrative Agent no later than 1:00 p.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Administrative Agent, no later than 1:00 p.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

3.9.    Capital Adequacy.

(a)    In the event that Administrative Agent, Swing Loan Lender or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Administrative Agent, Swing Loan Lender, Issuer or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Administrative Agent, Swing Loan Lender, Issuer or any Lender and any corporation or bank controlling Administrative Agent , Swing Loan Lender or any Lender and the office or branch where Administrative Agent, Swing Loan Lender or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Administrative Agent, Swing Loan Lender or any Lender’s capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Administrative Agent , Swing Loan Lender or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Administrative Agent’s, Swing Loan Lender’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Administrative Agent, Swing Loan Lender or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Administrative Agent, Swing Loan Lender or such Lender such additional amount or amounts as will compensate Administrative Agent , Swing Loan Lender or such Lender for such reduction. In determining such amount or amounts, Administrative Agent, Swing Loan Lender or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Administrative Agent, Swing Loan Lender and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b)    A certificate of Administrative Agent, Swing Loan Lender or such Lender setting forth such amount or amounts as shall be necessary to compensate Administrative Agent , Swing Loan Lender or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

3.10.    Taxes.

(a)    Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if Loan Parties shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Agents, Swing Loan Lender, Lender, Issuer or Participant, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Loan Parties shall make such deductions and (iii) Loan Parties shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b)    Without limiting the provisions of Section 3.10(a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c)    Each Loan Party shall indemnify each Agent, Swing Loan Lender, each Lender, Issuer and any Participant, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Agent, Swing Loan Lender, such Lender, Issuer, or such Participant, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to Loan Parties by any Lender, Swing Loan Lender, Participant, or Issuer (with a copy to Administrative Agent), or by any Agent on its own behalf or on behalf of Swing Loan Lender, a Lender or Issuer, shall be conclusive absent manifest error.

(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Body, Loan Parties shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e)    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Loan Party is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to Loan Parties (with a copy to Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by Loan Parties or Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax,

Administrative Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Further, Administrative Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender, Issuer or assignee or participant of a Lender or Issuer for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code. In addition, any Lender, if requested by Loan Parties or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Loan Parties or Administrative Agent as will enable Loan Parties or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that any Loan Party is resident for tax purposes in the United States of America, any Foreign Lender (or other Lender) shall deliver to Loan Parties and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the request of Loan Parties or Administrative Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable: two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(i)    two (2) duly completed valid originals of IRS Form W-8ECI,

(ii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Loan Party within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,

(iii)    any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Loan Parties to determine the withholding or deduction required to be made, or

(iv)    To the extent that any Lender is not a Foreign Lender, such Lender shall submit to Administrative Agent two (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law demonstrating that such Lender is not a Foreign Lender.

(f)    If a payment made to a Lender, Swing Loan Lender, Participant, Issuer, or an Agent under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Swing Loan Lender, Participant, Issuer, or such Agent shall deliver to the Administrative Agent (in the case of Swing Loan Lender, a Lender, Participant or Issuer) and Loan Parties (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) other documentation reasonably requested by Administrative Agent or any Loan Party sufficient for Administrative Agent and Loan Parties to comply with their obligations under FATCA and to determine that Swing Loan Lender, such Lender, Participant, Issuer, or such Agent has complied with such applicable reporting requirements.

(g)    If an Agent, Swing Loan Lender, a Lender, a Participant or Issuer determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Loan Parties or with respect to which Loan Parties have paid additional amounts pursuant to this Section, it shall pay to Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Loan Parties under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of such Agent, Swing Loan Lender, such Lender, Participant, or the Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that Loan Parties, upon the request of such Agent, Swing Loan Lender, such Lender, Participant, or Issuer, agrees to repay the amount paid over to Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to such Agent, Swing Loan Lender, such Lender, Participant or the Issuer in the event such Agent, Swing Loan Lender, such Lender, Participant or the Issuer is required to repay such refund to such Governmental Body. This Section shall not be construed to require any Agent, Swing Loan Lender, any Lender, Participant, or Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Loan Parties or any other Person.

3.11.    Replacement of Lenders.

If any Lender (an “Affected Lender”) (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7 or 3.9 hereof, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 2.2(h) hereof, (c) is a Defaulting Lender, or (d) denies any consent requested by the Administrative Agent pursuant to Section 16.2(b) hereof, Borrowers may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Borrowers to be required to pay such compensation or causing Section 2.2(h) hereof to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by Administrative Agent pursuant to Section 16.2(b) hereof, as the case may be, by notice in writing to the Administrative Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to Administrative Agent and Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage and/or Term Loan Commitment Percentages, as applicable, as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by Administrative Agent in its good faith business judgment. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage and/or Term Loan Commitment Percentages, as applicable, then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Advances and its Revolving Commitment Percentage and/or Term Loan Commitment Percentages, as applicable, and other rights and obligations under this Loan Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.

3.12.    Benchmark Replacement Setting.

(a)    Notwithstanding anything to the contrary herein or in any Other Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be an “Other Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (i) or (ii) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document and (y) if a Benchmark Replacement is determined in accordance with clause (iii) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Other Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Other Document.

(c)    The Administrative Agent will promptly notify the Borrowing Agent and the Lenders of (i) any occurrence of a Benchmark Transition Event , a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section titled “Benchmark Replacement Setting,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any Other Document, except, in each case, as expressly required pursuant to this Section titled “Benchmark Replacement Setting.”.

(d)    Notwithstanding anything to the contrary herein or in any Other Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR ) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify Section 2.2(b) of this Agreement for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify Section 2.2(b) of this Agreement for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)    Upon the Borrowing Agent’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowing Agent may revoke any request for an Advance bearing interest based on USD LIBOR, conversion to or continuation of Advances bearing interest based on USD LIBOR to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for an Advance of or conversion to Advances bearing interest as Domestic Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

(f)    Notwithstanding anything to the contrary herein or in any Other Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Other Document in respect of such Benchmark setting (the “Secondary Term SOFR Conversion Date”) and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document; and (ii) Advances outstanding on the Secondary Term SOFR Conversion Date bearing interest based on the then-current Benchmark shall be deemed to have been converted to Advances bearing interest at the Benchmark Replacement with a tenor approximately the same length as the interest payment period of the then-current Benchmark; provided that, this paragraph (f) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrowing Agent a Term SOFR Notice.

(g)    As used in this Section titled “Benchmark Replacement Setting”:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from Section 2.2(b) of this Agreement pursuant to paragraph (d) of this Section titled “Benchmark Replacement Setting”, or (y) if the then current Benchmark is not a term rate nor based on a term rate, any payment period for interest calculated with reference to such Benchmark pursuant to this Agreement as of such date.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to paragraph (a) of this Section titled “Benchmark Replacement Setting.”

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(i)    the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(ii)    the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(iii)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowing Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (i), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided, further, that, with respect to a Term SOFR Transition Event, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be determined as set forth in clause (i) of this definition. If the Benchmark Replacement as determined pursuant to clause (i), (ii) or (iii) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the Other Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(i)    for purposes of clauses (i) and (ii) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Available Tenor that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Available Tenor that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(ii)    for purposes of clause (iii) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowing Agent for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, (x) in the case of clause (i) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” Section 2.2(b) of this Agreement, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the Other Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(i)    in the case of clause (i) or (ii) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(ii)    in the case of clause (iii) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

(iii)    in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Lenders and the Borrower pursuant to this Section titled “Benchmark Replacement Setting”, which date shall be at least 30 days from the date of the Term SOFR Notice; or

(iv)    in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (A) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (B) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (i) or (ii) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(i)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(ii)    a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(iii)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (i) or (ii) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with this Section titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with this Section titled “Benchmark Replacement Setting.”

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(i)    a notification by the Administrative Agent to (or the request by the Borrowing Agent to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(ii)    the joint election by the Administrative Agent and the Borrowing Agent to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR or, if no floor is specified, zero.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section titled “Benchmark Replacement Setting” that is not Term SOFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

IV.    COLLATERAL: GENERAL TERMS

4.1.    Security Interest in the Collateral.

To secure the prompt payment and performance to each Agent, Issuer and each Lender (and each other holder of any Obligations) of the Obligations, each Loan Party hereby assigns, pledges and grants to Administrative Agent for its benefit and for the ratable benefit of each Lender, Issuer and each other Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located. Each Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Administrative Agent’s security interest and shall cause its financial statements to reflect such security interest. Each Loan Party shall provide Administrative Agent with written notice of all commercial tort claims for which the amount of damages sought exceeds Five Hundred Thousand and 00/100 Dollars ($500,000.00) promptly upon the occurrence of any events giving rise to any such claim(s) (regardless of whether legal proceedings have yet been commenced), such notice to contain a brief description of the claim(s), the events out of which such claim(s) arose and the parties against which such claims may be asserted and, if applicable in any case where legal proceedings regarding such claim(s) have been commenced, the case title together with the applicable court and docket number.

Upon delivery of each such notice, such Loan Party shall be deemed to thereby grant to Administrative Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof. Each Loan Party shall provide Administrative Agent with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights, and at Administrative Agent’s request shall take such actions as Administrative Agent may reasonably request for the perfection of Administrative Agent’s security interest therein.

4.2.    Perfection of Security Interest.

Each Loan Party shall take all action that may be necessary or desirable, or that Administrative Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Administrative Agent’s security interest in and Lien on the Collateral or to enable Administrative Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) using commercially reasonable efforts to obtain Lien Waiver Agreements as Administrative Agent may reasonably request (it being understood that, in each case, notwithstanding the use of or failure to use commercially reasonable efforts to obtain any such Lien Waiver Agreements, the failure to so obtain any such Lien Waiver Agreement shall entitle the Administrative Agent to institute an appropriate rent reserve as determined in the Administrative Agent’s Permitted Discretion with respect to any such location (provided that the Loan Parties shall not be required to obtain Lien Waiver Agreements with respect to those locations of the Loan Parties identified on Schedule 4.4 or in the separate writing referenced in Section 4.4 hereof at which less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) of Collateral is located; provided further that such requirement shall only be waived with respect to Collateral with an aggregate value of One Million and 00/100 Dollars ($1,000,000.00 for all locations)), (iii) delivering to Administrative Agent, endorsed or accompanied by such instruments of assignment as Administrative Agent may specify, and stamping or marking, in such manner as Administrative Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox, customs and freight agreements and other custodial arrangements satisfactory to Administrative Agent, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Administrative Agent, relating to the creation, validity, perfection, maintenance or continuation of Administrative Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each Loan Party hereby authorizes Administrative Agent to file against such Loan Party, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Administrative Agent (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets” and/or “all personal property” of any Loan Party). All charges, expenses and fees Administrative Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Administrative Agent’s option, shall be paid by Loan Parties to Administrative Agent for its benefit and for the ratable benefit of Agents and Lenders immediately upon demand.

4.3.    Preservation of Collateral.

Following the occurrence of a Default or Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Administrative Agent: (a) may at any time take such steps as Administrative Agent deems necessary to protect Administrative Agent’s interest in and to preserve the Collateral, including the hiring of security guards or the placing of other security protection measures as Administrative Agent may deem appropriate; (b) may employ and maintain at any of any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect Administrative Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Administrative Agent may move all or part of the Collateral; (d) may use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Loan Parties’ owned or leased property. Each Loan Party shall cooperate fully with all of Administrative Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Administrative Agent may direct. All of Administrative Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.4.    Ownership and Location of Collateral.

(a)    With respect to the Collateral, at the time the Collateral becomes subject to Administrative Agent’s security interest: (i) each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Administrative Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens whatsoever; (ii) each document and agreement executed by each Loan Party or delivered to Administrative Agent or any Lender in connection with this Agreement shall be true and correct in all respects; (iii) all signatures and endorsements of each Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same; and (iv) each Loan Party’s equipment and Inventory shall be located as set forth on Schedule 4.4 or, with respect to equipment and Inventory located at third-party warehouseman, processors or suppliers, as set forth in a separate writing delivered by the Loan Parties to the Administrative Agent on or prior to the Restatement Date, and shall not be removed from such location(s) without the prior written consent of Administrative Agent except (x) with respect to the sale of Inventory in the Ordinary Course of Business, (y) to the extent otherwise permitted in clause (b) of this Section 4.4 and (z) with respect to equipment to the extent permitted in Section 7.1(b) hereof.

(b)    (i)    All Inventory of the Loan Parties is maintained at the locations listed on Schedule 4.4 or at the third-party warehouseman, processor or supplier locations listed in a separate writing delivered by the Loan Parties to the Administrative Agent on or prior to the Restatement Date, except for (x) Inventory in transit and (y) Inventory with an aggregate book value not in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00); (ii) the separate writing identified in the foregoing clause (i) contains a correct and complete list, as of the Restatement Date, of the legal names and addresses of each warehouse at which Inventory of any Loan Party is stored; none of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.4 hereto sets forth a correct and complete list as of the Restatement Date of (A) each place of business of each Loan Party and (B) the chief executive office of each Loan Party; and (iv) Schedule 4.4 hereto sets forth a correct and complete list as of the Restatement Date of the location, by state and street address, of all Real Property owned or leased by each Loan Party, identifying which properties are owned and which are leased, together with the names and addresses of any landlords.

4.5.    Defense of Administrative Agent’s and Lenders’ Interests.

Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Administrative Agent’s interests in the Collateral shall continue in full force and effect. During such period no Loan Party shall, without Administrative Agent’s prior written consent, pledge, sell (except for sales or other dispositions otherwise permitted in Section 7.1(b) hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Loan Party shall defend Administrative Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Administrative Agent for payment of all Obligations, Administrative Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Administrative Agent exercises this right to take possession of the Collateral, Loan Parties shall, upon demand, assemble it in the best manner possible and make it available to Administrative Agent at a place reasonably convenient to Administrative Agent. In addition, with respect to all Collateral, Administrative Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Each Loan Party shall, and Administrative Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Administrative Agent holds a security interest to deliver same to Administrative Agent and/or subject to Administrative Agent’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as Administrative Agent’s trustee, and such Loan Party will immediately deliver them to Administrative Agent in their original form together with any necessary endorsement.

4.6.    Inspection of Premises.

At all reasonable times and from time to time as often as Co-Collateral Agents shall elect in their sole discretion, each Co-Collateral Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business; provided that no more than two (2) field examinations per fiscal year shall be at the Loan Party’s expense; provided, further, that notwithstanding the foregoing (A) one (1) additional field examination per fiscal year may, in the discretion of either Co-Collateral Agent, be conducted at the Loan Parties’ expense upon the occurrence of a Collateral Audit Trigger Event during such fiscal year and (B) there shall be no limitation on the number or frequency of such field examinations at the Loan Parties’ expense if an Event of Default has occurred and is continuing. Any Agent, any Lender and their agents may enter upon any premises of any Loan Party at any time during business hours and at any other reasonable time, and from time to time as often as any Agent shall elect in its sole discretion, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Loan Party’s business.

4.7.    Appraisals.

Co-Collateral Agents may, in their sole discretion, exercised in a commercially reasonable manner, at any time after the Restatement Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Co-Collateral Agents, for the purpose of appraising the then current values of Loan Parties’ assets; provided that (i) no more than one (1) Inventory appraisal per fiscal year, one (1) equipment appraisal per fiscal year (which shall be a desktop appraisal in lieu of an equipment appraisal every other year) and one (1) Real Property appraisal per fiscal year shall be at the Loan Parties’ expense, (ii) each inventory appraisal shall include physical inspections of the Loan Parties’ locations accounting for 50% or more of the appraised net orderly liquidation value of inventory and (iii) notwithstanding the foregoing, (A) one (1) additional Inventory appraisal per fiscal year may, in the discretion of either Co-Collateral Agent, be conducted at the Loan Parties’ expense upon the occurrence of a Collateral Audit Trigger Event during such fiscal year and (B) there shall be no limitation on the number or frequency of any such Inventory, equipment and/or Real Property appraisals at the Loan Parties’ expense if an Event of Default has occurred and is continuing. Absent the occurrence and continuance of an Event of Default at such time, Co-Collateral Agents shall consult with Loan Parties as to the identity of any such appraisal firm.

4.8.    Receivables; Deposit Accounts and Securities Accounts.

(a)    Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Loan Party, or work, labor or services theretofore rendered by a Loan Party as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable Loan Party’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Loan Parties to Co-Collateral Agents.

(b)    Each Customer, to the best of each Loan Party’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due. With respect to such Customers of any Loan Party who are not solvent, such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c)    Each Loan Party’s chief executive office is located as set forth on Schedule 4.4. Until written notice is given to Administrative Agent by Borrowing Agent of any other office at which any Loan Party keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d)    Loan Parties shall instruct their Customers to deliver all remittances upon Receivables (whether paid by check or by wire transfer of funds) to such Blocked Account(s) and/or Depository Accounts (and any associated lockboxes) as Administrative Agent shall designate from time to time as contemplated by Section 4.8(h) or as otherwise agreed to from time to time by Administrative Agent. To the extent any Loan Party directly receives any remittances upon Receivables, such Loan Party shall, at such Loan Party’s sole cost and expense, but on Administrative Agent’s behalf and for Administrative Agent’s account, collect as Administrative Agent’s property and in trust for Administrative Agent all amounts received on Receivables, and shall not commingle such collections with any Loan Party’s funds or use the same except to pay Obligations, and shall as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Accounts(s) and/or Depository Account(s). Each Loan Party shall deposit in the Blocked Account and/or Depository Account or, upon request by Administrative Agent, deliver to Administrative Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e)    At any time following the occurrence of an Event of Default or a Default, Administrative Agent shall have the right to send notice of the assignment of, and Administrative Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, during the continuance of an Event of Default, Administrative Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Administrative Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone, facsimile, telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f)    Administrative Agent shall have the right to receive, endorse, assign and/or deliver in the name of Administrative Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Loan Party hereby constitutes Administrative Agent or Administrative Agent’s designee as such Loan Party’s attorney with power (i) at any time: (A) to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) to send verifications of Receivables to any Customer; (D) to sign such Loan Party’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Administrative Agent to preserve, protect, or perfect Administrative Agent’s interest in the Collateral and to file same; and (E) to receive, open and dispose of all mail addressed to any Loan Party at any post office box/lockbox maintained by Administrative Agent for Borrowers or at any other business premises of Administrative Agent; and (ii) at any time following the occurrence of a Default or an Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Loan Party’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; (H) to accept the return of goods represented by any of the Receivables; (I) to change the address for delivery of mail addressed to any Loan Party to such address as Administrative Agent may designate; and (J) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.

(g)    Neither Administrative Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom.

(h)    All proceeds of Collateral shall be deposited by Loan Parties into either (i) a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be acceptable to Administrative Agent or (ii) depository accounts established at PNC for the deposit of such proceeds (provided that such depository accounts are subject to the Liens granted in favor of Administrative Agent pursuant to this Agreement and provided that such proceeds are applied in accordance with this Section 4.8(h)) (“Depository Accounts”). Each applicable Loan Party, Administrative Agent and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance satisfactory to Administrative Agent that is sufficient to give Administrative Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account and which directs such Blocked Account Bank to transfer such funds so deposited on a daily basis (or at other times acceptable to Administrative Agent) to Administrative Agent during any applicable Cash Dominion Trigger Period, either to any account maintained by Administrative Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) at Administrative Agent. All funds deposited in such Blocked Accounts or Depository Accounts shall immediately become subject to the security interest of Administrative Agent for its own benefit and the ratable benefit of Issuer, Lenders and all other holders of the Obligations, and Borrowing Agent shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Administrative Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. Administrative Agent shall apply all funds received by it from the Blocked Accounts and/or Depository Accounts to the satisfaction of the Obligations (including the Cash Collateralization of the Letters of Credit) in such order as Administrative Agent shall determine in its sole discretion, provided that, in the absence of any Event of Default, Administrative Agent shall apply all such funds representing collection of Receivables first to the prepayment of the principal amount of the Swing Loans, if any, and then to the Revolving Advances.

(i)    No Loan Party will, without Administrative Agent’s consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of such Loan Party.

(j)    All deposit accounts (including all Blocked Accounts and Depository Accounts), securities accounts and investment accounts of each Loan Party and its Subsidiaries as of the Restatement Date are set forth in a separate writing delivered by the Loan Parties to the Administrative Agent on or prior to the Restatement Date. No Loan Party shall open any new deposit account, securities account or investment account unless (i) Loan Parties shall have given at least thirty (30) days prior written notice to Administrative Agent and (ii) if such account is to be maintained with a bank, depository institution or securities intermediary that is not the Administrative Agent, such bank, depository institution or securities intermediary, each applicable Loan Party and Administrative Agent shall first have entered into an account control agreement in form and substance satisfactory to Administrative Agent sufficient to give Administrative Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account.

4.9.    Inventory.

To the extent Inventory held for sale or lease has been produced by any Loan Party, it has been and will be produced by such Loan Party in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.10.    [Reserved].

4.11.    Exculpation of Liability.

Nothing herein contained shall be construed to constitute any Agent or any Lender as any Loan Party’s agent for any purpose whatsoever, nor shall any Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither any Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Loan Party’s obligations under any contract or agreement assigned to such Agent or such Lender, and neither any Agent nor any Lender shall be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

4.12.    Financing Statements.

Except as respects the financing statements filed by Administrative Agent and financing statements filed in connection with Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.

V.    REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows:

5.1.    Authority.

Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which it is a party have been duly executed and delivered by each Loan Party, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party (a) are within such Loan Party’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such Loan Party’s Organizational Documents or to the conduct of such Loan Party’s business or of any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except (i) those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Restatement Date and which are in full force and effect and (ii) where the failure to obtain such Consents would not reasonably be expected to result in a Material Adverse Effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound. No Loan Party is an Affected Financial Institution.

5.2.    Formation and Qualification.

(a)    Each Loan Party is duly incorporated or formed, as applicable, and in good standing under the laws of the state or jurisdiction listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states or jurisdictions listed on Schedule 5.2(a) which constitute all states and/or jurisdictions in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Loan Party has delivered to Administrative Agent true and complete copies of its Organizational Documents and will promptly notify Administrative Agent of any amendment or changes thereto.

(b)    The only Subsidiaries of each Loan Party are listed on Schedule 5.2(b).

5.3.    Survival of Representations and Warranties.

All representations and warranties of such Loan Party contained in this Agreement and the Other Documents to which it is a party shall be true at the time of such Loan Party’s execution of this Agreement and the Other Documents to which it is a party, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4.    Tax Returns.

Each Loan Party’s federal tax identification number or VAT registration number is set forth on Schedule 5.4. Each Loan Party has filed all federal and material state and local tax returns and other reports each is required by any Applicable Law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable. The provision for taxes on the books of each Loan Party is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5.    Financial Statements.

(a)    The pro forma balance sheet of the Loan Parties and their Subsidiaries on a consolidated basis (the “Pro Forma Balance Sheet”) furnished to Administrative Agent on the Restatement Date reflects the consummation of the transactions contemplated under this Agreement (collectively, the “Transactions”) and is accurate, complete and correct and fairly reflects the financial condition of the Loan Parties and their Subsidiaries on a consolidated basis as of the Restatement Date after giving effect to the Transactions, and has been prepared in accordance with GAAP, consistently applied. The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by the Authorized Officer of Borrowing Agent. All financial statements referred to in this subsection 5.5(a), including the related schedules and notes thereto, have been prepared in accordance with GAAP, except as may be disclosed in such financial statements.

(b)    The twelve-month cash flow and balance sheet projections of the Loan Parties and their Subsidiaries on a consolidated basis, copies of which were delivered to the Lenders on or prior to the Restatement Date (the “Projections”) were prepared by the Chief Financial Officer of Universal, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrowers’ judgment based on present circumstances of the most likely set of conditions and course of action for the projected period (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, and that no assurance can be given that the projections will be realized). The cash flow Projections together with the Pro Forma Balance Sheet are referred to as the “Pro Forma Financial Statements”.

(c)    The balance sheet of the Loan Parties and their Subsidiaries on a consolidated basis, and such other Persons described therein (if any), as of December 31, 2020, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Administrative Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application to which such accountants concur and present fairly the financial position of the Loan Parties and their Subsidiaries on a consolidated basis at such date and the results of their operations for such period. Since December 31, 2020, there has been no change in the condition, financial or otherwise, of the Loan Parties and their Subsidiaries on a consolidated basis as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Borrowers, except changes in the Ordinary Course of Business, none of which individually or in the aggregate has been materially adverse.

5.6.    Entity Names.

No Loan Party has been known by any other company or corporate name, as applicable, in the past five (5) years, nor except as set forth on Schedule 5.6 has any Loan Party been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7.    O.S.H.A. Environmental Compliance.

(a)    Each Loan Party is in compliance with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance with the Federal Occupational Safety and Health Act, and Environmental Laws, except to the extent such failure to comply would not reasonably be expected to result in a Material Adverse Change, and there are no outstanding citations, notices or orders of non-compliance issued to any Loan Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations except to the extent such citations, notices or orders would not reasonably be expected to result in a Material Adverse Change.

(b)    Each Loan Party has been issued all required federal, state and local licenses, certificates or permits (collectively, “Approvals”) relating to all applicable Environmental Laws and all such Approvals are current and in full force and effect, except to the extent the failure to obtain such licenses, certificates or permits would not reasonably be expected to result in a Material Adverse Change and all such Approvals are current and in full force and effect.

(c)    Except as set forth on Schedule 5.7: (i) there have been no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Materials at, upon, under or migrating from or onto any Real Property owned, leased or occupied by any Loan Party that could reasonably be expected to result in a Material Adverse Change; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iii) the Real Property has never been used by any Loan Party to dispose of Hazardous Materials, except as authorized by Environmental Laws; and (iv) no Hazardous Materials are managed by any Loan Party on any Real Property, excepting such quantities as are managed in accordance with all applicable manufacturer’s instructions and compliance with Environmental Laws and as are necessary for the operation of the commercial business of any Loan Party or of its tenants.

(d)     All Real Property owned by Loan Parties is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party in accordance with prudent business practice in the industry of such Loan Party. Each Loan Party has taken all actions required under the Flood Laws and/or requested by Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Administrative Agent with the address and/or GPS coordinates of each structure located upon any Mortgaged Property, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

5.8.    Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a)    (i) After giving effect to the Transactions, each Loan Party will be solvent, able to pay its debts as they mature, will have capital sufficient to carry on its business and all businesses in which it is about to engage, (ii) as of the Restatement Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities, and (iii) subsequent to the Restatement Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

(b)    Except as disclosed in Schedule 5.8(b), no Loan Party has any pending or threatened litigation, arbitration, actions or proceedings which could reasonably be expected to result in a Material Adverse Change. No Loan Party has any outstanding Indebtedness other than the Obligations, except for Indebtedness otherwise permitted under Section 7.8 hereof.

(c)    No Loan Party is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Loan Party in violation of any order of any court, Governmental Body or arbitration board or tribunal that could reasonably be expected to result in a Material Adverse Change. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Applicable Laws.

(d)    No Loan Party or any member of the Controlled Group maintains or is required to contribute to any Plan other than those listed on Schedule 5.8(d) hereto. (i) Each Loan Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Pension Benefit Plan, and each Pension Benefit Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the Internal Revenue Code; (iii) neither any Loan Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) except to the extent set forth on Schedule 5.8(d) hereto, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan as determined for funding purposes under the Code and ERISA as of the last day of the most-recently completed plan year; (vi) neither any Loan Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan except as would not be reasonably expected to result in a Material Adverse Effect; (vii) neither any Loan Party nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code which has not been paid, and no fact exists which could give rise to any such liability; (viii) neither any Loan Party nor any member of the Controlled Group nor, to the knowledge of the Loan Parties, any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) there exists no event described in Section 4043 of ERISA, for which the thirty (30) day notice period has not been waived; (xi) neither any Loan Party nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) except as set forth on Schedule 5.8(d) or as provided in various labor contracts to which one or more of the Loan Parties is a party and in effect from time to time, neither any Loan Party nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither any Loan Party nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

5.9.    Patents, Trademarks, Copyrights and Licenses.

All registered Intellectual Property owned or utilized by any Loan Party: (i) is set forth on Schedule 5.9; (ii) is valid and has been duly registered or filed with all appropriate Governmental Bodies; and (iii) constitutes all of the intellectual property rights which are reasonably necessary for the operation of its business. There is no objection to, pending challenge to the validity of, or proceeding by any Governmental Body to suspend, revoke, terminate or adversely modify, any such registered Intellectual Property and no Loan Party is aware of any challenge or proceedings, except as set forth in Schedule 5.9 hereto. All Intellectual Property owned or held by any Loan Party consists of original material or property developed by such Loan Party or was lawfully acquired by such Loan Party from the proper and lawful owner thereof. Each of such items has been maintained in a manner reasonably determined by such Loan Party so as to preserve the value thereof from the date of creation or acquisition thereof.

5.10.    Licenses and Permits.

Except as set forth in Schedule 5.10, each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

5.11.    Default of Indebtedness.

No Loan Party is in default in the payment of the principal of or interest on any Indebtedness with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of One Million and 00/100 Dollars ($1,000,000.00) or more, or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12.    No Default.

No Loan Party is in default in the payment or performance of any of its contractual obligations and no Default or Event of Default has occurred.

5.13.    No Burdensome Restrictions.

No Loan Party is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. Each Loan Party has heretofore delivered to Administrative Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject, if any. No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14.    No Labor Disputes.

No Loan Party is involved in any labor dispute; there are no strikes or walkouts or union organization of any Loan Party’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

5.15.    Margin Regulations.

No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16.    Investment Company Act.

No Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17.    Disclosure.

No representation or warranty made by any Loan Party in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein, in light of the circumstances in which it is made, not misleading. There is no fact known to any Loan Party or which reasonably should be known to such Loan Party which such Loan Party has not disclosed to Administrative Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.18.    [Reserved].

5.19.    [Reserved].

5.20.    Swaps.

No Loan Party is a party to, nor will it be a party to, any swap agreement whereby such Loan Party has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.21.    Business and Property of Loan Parties.

Upon and after the Restatement Date, Loan Parties do not propose to engage in any business other than the production, conversion and marketing of specialty and low alloy steels, and other businesses complementary, similar or reasonably related, ancillary or incidental thereto. On the Restatement Date, each Loan Party will own all the property and possess all of the rights and Consents reasonably necessary for the conduct of the business of such Loan Party. The Equipment is in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto have been made or are in the process of being made so that the value and operating efficiency of the Equipment shall be maintained and preserved.

5.22.    Ineligible Securities.

Loan Parties do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a securities Affiliate of any Agent or any Lender.

5.23.    Reserved.

5.24.    Equity Interests.

The authorized and outstanding Equity Interests of each Loan Party (other than Universal), and each legal and beneficial holder thereof as of the Restatement Date, are as set forth on Schedule 5.24(a) hereto. All of the Equity Interests of each Loan Party have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 5.24(b), there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Loan Party or any of the shareholders of any Loan Party is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of any Loan Party. Except as set forth on Schedule 5.24(c), no Loan Party has issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares, other than stock option, stock plans and other equity based compensation with respect to the stock of Universal.

5.25.    Commercial Tort Claims.

No Loan Party has any commercial tort claims except as set forth on Schedule 5.25 hereto.

5.26.    Letter of Credit Rights.

As of the Restatement Date, no Loan Party has any letter of credit rights except as set forth on Schedule 5.26 hereto.

5.27.    Material Contracts.

Schedule 5.27 sets forth all Material Contracts of the Loan Parties. All Material Contracts are in full force and effect and no material defaults currently exist thereunder.

5.28.    New Markets Tax Credit Structure. The Dunkirk Project, the related investments and loans permitted hereunder and the transactions contemplated by the NMTC Documents comply in all respects with the New Markets Tax Credit program requirements as set forth in Section 45D of the Code (and all related treasury regulations).

VI.    AFFIRMATIVE COVENANTS.

Each Loan Party shall, until payment in full of the Obligations and termination of this Agreement:

6.1.    Compliance with Laws.

Comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Loan Party’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Law(s) pursuant to another standard). Each Loan Party may, however, contest or dispute any Applicable Laws in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Administrative Agent to protect Administrative Agent’s Lien on or security interest in the Collateral.

6.2.    Conduct of Business and Maintenance of Existence and Assets.

(a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or reasonably necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all Intellectual Property and take all actions reasonably necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep accurate and complete records of its Equipment, including kind, quality, cost, acquisitions and dispositions thereof; (c) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (d) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3.    Books and Records.

Keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, Charges, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Loan Parties.

6.4.    Payment of Taxes.

Pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Loan Party or any of the Collateral, including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes except (i) to the extent any such tax, assessment or other charge is the subject of a good faith dispute that is being diligently prosecuted and for which such Loan Party is maintaining adequate reserves therefor in accordance with GAAP and otherwise which does not result in any Lien with any priority over the security interest of the Administrative Agent and (ii) to the extent the failure to pay when due any such tax, assessment or other charge (or any event or circumstance relating thereto) has not resulted in the occurrence of a Default or an Event of Default, unless such failure could reasonably be expected to result in a Material Adverse Effect (in which case this exception shall not apply). If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Loan Party and Administrative Agent or any Lender which Administrative Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Administrative Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Administrative Agent may without notice to Loan Parties pay the taxes, assessments or other Charges and each Loan Party hereby indemnifies and holds Administrative Agent and each Lender harmless in respect thereof. Administrative Agent will not pay any taxes, assessments or Charges to the extent that any applicable Loan Party has Properly Contested those taxes, assessments or Charges. The amount of any payment by Administrative Agent under this Section 6.4 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Borrowers shall furnish Administrative Agent with an indemnity therefor (or supply Administrative Agent with evidence satisfactory to Administrative Agent that due provision for the payment thereof has been made), Administrative Agent may hold without interest any balance standing to Borrowers’ credit and Administrative Agent shall retain its security interest in and Lien on any and all Collateral held by Administrative Agent.

6.5.    Financial Covenants.

(a)    Minimum Liquidity. The Borrowers shall maintain Undrawn Availability of at least Eleven Million and 00/100 Dollars ($11,000,000.) at all times until the occurrence of the Covenant Change Trigger.

(b)    Fixed Charge Coverage Ratio. After the occurrence of the Covenant Change Trigger, at any time a FCCR Trigger Event has occurred and until the occurrence of a FCCR Trigger Satisfaction Event, cause to be maintained a Fixed Charge Coverage Ratio of not less than 1.10 to 1.0, calculated as of the end of the fiscal quarter most recently ended prior to the occurrence of such FCCR Trigger Event, and measured thereafter as of the end of each fiscal quarter, in each case for the four (4) consecutive fiscal quarters then ended.

6.6.    Insurance.

(a)    (i) Keep all its insurable properties and properties in which such Loan Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Loan Party’s including business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Loan Party insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Loan Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Loan Party is engaged in business; (v) furnish Administrative Agent with (A) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least three (3) days before any expiration date, and (B) appropriate loss payable endorsements in form and substance satisfactory to Administrative Agent, naming Administrative Agent as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i), and (iii) above, and providing (I) that all proceeds thereunder shall be payable to Administrative Agent, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Administrative Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Administrative Agent and the applicable Loan Party to make payment for such loss to Administrative Agent and not to such Loan Party and Administrative Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Loan Party and Administrative Agent jointly, Administrative Agent may endorse such Loan Party’s name thereon and do such other things as Administrative Agent may deem advisable to reduce the same to cash.

(b)    Each Loan Party shall take all actions required under the Flood Laws and/or requested by Administrative Agent or any Lender to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, (i) providing Administrative Agent and/or any such Lender with the address and/or GPS coordinates of each structure on any Mortgaged Property, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws and (ii) promptly upon request of the Administrative Agent or any Lender, delivering to the Administrative Agent or such Lender as applicable, evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent or such Lender, including, without limitation, evidence of annual renewals of such flood insurance.

(c)    Administrative Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in Sections 6.6(a)(i), above. All loss recoveries received by Administrative Agent under any such insurance shall be applied to the Advances (x) first, to the outstanding principal installments of the Term Loan in the inverse order of the maturities thereof and (y) second, to the remaining Advances in such order as Co-Collateral Agents may determine. Any surplus shall be paid by Administrative Agent to Borrowers or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrowers to Administrative Agent, on demand. Anything hereinabove to the contrary notwithstanding, and subject to the fulfillment of the conditions set forth below, Administrative Agent shall remit to Borrowing Agent insurance proceeds received by Administrative Agent during any calendar year under insurance policies procured and maintained by Loan Parties which insure Loan Parties’ insurable properties to the extent such insurance proceeds do not exceed One Million and 00/100 Dollars ($1,000,000.00) in the aggregate during such calendar year or Five Hundred Thousand and 00/100 Dollars ($500,000.00) per occurrence. In the event the amount of insurance proceeds received by Administrative Agent for any occurrence exceeds Five Hundred Thousand and 00/100 Dollars ($500,000.00), then Administrative Agent shall not be obligated to remit the insurance proceeds to Borrowing Agent unless Borrowing Agent shall provide Administrative Agent with evidence reasonably satisfactory to Administrative Agent that the insurance proceeds will be used by Loan Parties to repair, replace or restore the insured property which was the subject of the insurable loss. In the event Borrowing Agent has previously received (or, after giving effect to any proposed remittance by Administrative Agent to Borrowing Agent would receive) insurance proceeds which equal or exceed One Million and 00/100 Dollars ($1,000,000.00) in the aggregate during any calendar year, then Administrative Agent may, in its sole discretion, either remit the insurance proceeds to Borrowing Agent upon Borrowing Agent providing Administrative Agent with evidence reasonably satisfactory to Administrative Agent that the insurance proceeds will be used by Loan Parties to repair, replace or restore the insured property which was the subject of the insurable loss, or apply the proceeds to the Obligations, as aforesaid. The agreement of Administrative Agent to remit insurance proceeds in the manner above provided shall be subject in each instance to satisfaction of each of the following conditions: (x) No Event of Default or Default shall then have occurred, (y) Loan Parties shall use such insurance proceeds promptly to repair, replace or restore the insurable property which was the subject of the insurable loss and for no other purpose, and (z) such remittances shall be made under such procedures as Administrative Agent may establish. If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Administrative Agent, if Administrative Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Loan Party, which payments shall be charged to Borrowers’ Account and constitute part of the obligations.

6.7.    Payment of Indebtedness and Leasehold Obligations.

Pay, discharge or otherwise satisfy (i) at or before maturity (subject, where applicable, to specified grace periods) all its Indebtedness, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders and (ii) when due its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested.

6.8.    Environmental Matters.

(a)    Ensure that the Real Property and all operations and businesses conducted thereon are in compliance and remain in compliance with all Environmental Laws and it shall manage any and all Hazardous Materials on any Real Property in compliance with Environmental Laws except to the extent the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

(b)    Establish and maintain an environmental management and compliance system to assure and monitor continued compliance with all applicable Environmental Laws. All potential violations and violations of Environmental Laws shall be reviewed with in-house or external legal counsel to determine any required reporting to applicable Governmental Bodies and any required corrective actions to address such potential violations or violations.

(c)    Respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Loan Party shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Loan Party shall fail to comply with any of the requirements of any Environmental Laws, Administrative Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Administrative Agent’s interest in the Collateral: (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Administrative Agent (or such third parties as directed by Administrative Agent) deem reasonably necessary or advisable, to remediate, remove, mitigate or otherwise manage with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Administrative Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between any Agent, any Lender and any Borrower.

(d)    In the event that Administrative Agent in good faith has reason to believe that a material Hazardous Discharge has occurred on any Real Property, Loan Parties shall, at Administrative Agent’s request in its Permitted Discretion, provide Administrative Agent with an environmental site assessment or environmental compliance audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Administrative Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, remediation and removal of any Hazardous Materials found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to the responsible Governmental Body shall be acceptable to Administrative Agent. If such estimates, individually or in the aggregate, exceed One Hundred Thousand and 00/100 Dollars ($100,000.00), Administrative Agent shall have the right to require Borrowers to post a bond, letter of credit or other security reasonably satisfactory to Administrative Agent to secure payment of these costs and expenses.

6.9.    Standards of Financial Statements.

Cause all financial statements referred to in Sections 9.7 and 9.8 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable).

6.10.    Reserved.

6.11.    Execution of Supplemental Instruments.

Execute and deliver to Administrative Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Administrative Agent may request, in order that the full intent of this Agreement may be carried into effect.

6.12.    Government Receivables.

To the extent that the Loan Parties desire to include such Receivables in the Formula Amount, take all steps necessary to protect Administrative Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and, with respect to such Receivables which the Loan Parties desire to include in the Borrowing Base, deliver to Administrative Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of any contract between any Loan Party and the United States, any state or any department, agency or instrumentality of any of them.

6.13.    Keepwell.

If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.15, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.15 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents. Each Qualified ECP Loan Party intends that this Section 6.15 constitute, and this Section 6.15 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18(A)(v)(II) of the CEA.

6.14.    Flood Insurance

Notwithstanding anything to the contrary set forth herein, no Loan Party or any Agent shall enter into any Mortgage in respect of any real property acquired by any Loan Party after the Restatement Date that is located in a “special flood hazard area” until (a) the Administrative Agent has received written confirmation that each Lender has completed all flood insurance due diligence and flood insurance compliance with respect to the applicable Mortgaged Properties, and (b) the date that is forty-five (45) days after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by applicable Flood Laws, evidence of required flood insurance with respect to which flood insurance has been made available under applicable Flood Laws.

6.15.    Conditions Subsequent.

(a)    Within ninety (90) days after the Restatement Date, the Loan Parties shall (i) deliver to the Co-Collateral Agents a Phase I Environmental Assessment and reliance letter with respect to the North Jackson Premises, the results of which shall be satisfactory to the Co-Collateral Agents in their Permitted Discretion, (ii) provide or perform any and all subsequent reports or any and all subsequent actions which may be determined by any Co-Collateral Agent to be necessary based upon the results of such Phase I Environmental Assessment and (iii) provide such other documentation and/or evidence reasonably requested by any Co-Collateral Agent in connection with such Co-Collateral Agent’s due diligence requirements associated with the North Jackson Mortgage and extension of the new Term Loan (the foregoing items (i) through (iii) are collectively, the “RE Conditions Subsequent”).

(b)    Within thirty (30) days after the Restatement Date, the Loan Parties shall deliver to the Co-Collateral Agents a full, final appraisal report of the machinery and equipment of the Loan Parties (based on the preliminary summary appraisal delivered by the Loan Parties prior to the Restatement Date).

VII.    NEGATIVE COVENANTS.

No Loan Party or Leverage Lender shall, until satisfaction in full of the Obligations and termination of this Agreement:

7.1.    Merger, Consolidation, Acquisition and Sale of Assets.

(a)    Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it, except (i) any Loan Party may merge, consolidate or reorganize with another Loan Party or acquire the assets or Equity Interest of another Loan Party so long as such Loan Party provides Administrative Agent with ten (10) days prior written notice of such merger, consolidation or reorganization and delivers all of the relevant documents evidencing such merger, consolidation or reorganization and (ii) Permitted Acquisitions.

(b)    Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i)(a) the sale of Inventory in the Ordinary Course of Business, (b) the disposition or transfer of components of the existing bar finishing equipment and related assets being replaced by assets purchased in connection with the Dunkirk Project and (c) the disposition or transfer of obsolete and worn-out equipment and equipment no longer used or useful in the reasonable judgment of the Loan Parties and in the Ordinary Course of Business during any fiscal year having an aggregate fair market value of not more than One Million and 00/100 Dollars ($1,000,000.00) and only to the extent that (x) the proceeds of any such disposition are used within 180 days of the receipt thereof to acquire replacement equipment which is subject to Administrative Agent’s first priority security interest or (y) the proceeds of which are remitted to Administrative Agent to be applied pursuant to Section 2.20, (ii) any sale, lease, transfer or other disposition from one Loan Party to another Loan Party and (iii) any other sales or dispositions expressly permitted by this Agreement.

7.2.    Creation of Liens.

Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter created or acquired (including, without limitation, any Real Property that is not subject to a Lien in favor of the Administrative Agent), except Permitted Encumbrances.

7.3.    Guarantees.

Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) guarantees by one or more Loan Party(ies) of the Indebtedness or obligations of any other Loan Party(ies) to the extent such Indebtedness or obligations are permitted to be incurred and/or outstanding pursuant to the provisions of this Agreement, (b) the endorsement of checks in the Ordinary Course of Business, (c) performance guaranties in favor of third parties with respect to contractual obligations arising in such Loan Party’s Ordinary Course of Business, so long as such contractual obligations are not prohibited by the terms of this Agreement and (d) additional guarantees with respect to obligations not in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) in the aggregate at any time outstanding.

7.4.    Investments.

Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, other than Permitted Investments.

7.5.    Loans.

Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate other than Permitted Loans.

7.6.    Capital Expenditures.

Contract for, purchase or make any expenditure or commitments for Capital Expenditures in an aggregate amount for all Loan Parties in excess of Twenty Million and 00/100 Dollars ($20,000,000.00) in the fiscal year of the Loan Parties ending December 31, 2021 and in each fiscal year thereafter; provided, however, that in the event Capital Expenditures during any fiscal year are less than the amount permitted for such fiscal year, then the unused amount (the “Carryover Amount”) may be carried over and used in the immediately succeeding fiscal year; provided, further, that any Carryover Amount shall not exceed 50% of such unused amount and shall be deemed to be the first amount spent in such succeeding fiscal year. Any such Carryover Amount not used in the fiscal year immediately succeeding the fiscal year in which such Carryover Amount was created shall not be available to be used in any succeeding fiscal year thereafter.

7.7.    Dividends.

Declare, pay or make any dividend or distribution on any Equity Interests of any Loan Party (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of any Loan Party, except that any Loan Party may pay or make any such dividend or distribution to its respective equity holder so long as such equity holder is a Loan Party.

7.8.    Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

7.9.    Nature of Business.

Substantially change the nature of the business in which it is presently engaged and all businesses reasonably related thereto, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

7.10.    Transactions with Affiliates.

Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for (i) transactions among Loan Parties which are not expressly prohibited by the terms of this Agreement and which are in the Ordinary Course of Business, (ii) payment by Loan Parties of dividends and distributions permitted under Section 7.7 hereof, (iii) transactions contemplated by and pursuant to the NMTC Documents, and (iv) transactions disclosed to Administrative Agent in writing, which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate.

7.11.    Leases.

Enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6 hereof) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed Two Million and 00/100 Dollars ($2,000,000.00) in any one fiscal year in the aggregate for all Borrowers.

7.12.    Subsidiaries.

(a)    Form or acquire pursuant to any Permitted Acquisition any Subsidiary unless (A) (1) such Subsidiary is a Domestic Person and expressly becomes a Borrower and becomes jointly and severally liable for the obligations of Borrowers hereunder, under the Notes and under any other agreement between any Borrower and Lenders, by delivering to the Administrative Agent a Borrower Joinder and such other documents reasonably required by the Administrative Agent to join this Agreement and the Other Documents as a Borrower, or (2) such Subsidiary is a Domestic Person and becomes a Guarantor for the Obligations by, among other things, delivering to the Administrative Agent a Guarantor Joinder and such other documents reasonably required by the Administrative Agent to join this Agreement and the Other Documents as a Guarantor, in the case of the foregoing item (1) or (2) within thirty (30) Business Days after the date of formation, organization or acquisition of such Subsidiary (or as such time may be extended by the Administrative Agent in its sole discretion), (B) Administrative Agent shall have received all documents, including Organizational Documents, legal opinions and all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, in each case, as it may reasonably require in connection therewith, (C) such Subsidiary shall grant first priority, perfected Liens in its assets to the Administrative Agent for the benefit of the Lenders covering the same type of assets as the Collateral and (D) in the case of any Subsidiary acquired pursuant to a Permitted Acquisition, all other conditions to the consummation thereof have been satisfied; provided that (i) for the avoidance of doubt, no such Subsidiary’s assets shall become Collateral or included in the Formula Amount (if such Subsidiary is to become a Borrower hereunder) until such Subsidiary becomes a Borrower or a Guarantor in accordance with the provisions of this Section 7.12(a) and (ii) to the extent such Subsidiary becomes a Borrower, none of such assets which become Collateral shall be included in the applicable Formula Amount in accordance with the terms of this Agreement until such time as Collateral Agents makes such determination in their sole reasonable discretion based upon the field examination and/or appraisal of such assets in form and substance acceptable to the Collateral Agents. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, effective as of the date of formation thereof, Universal may form Leverage Lender, and Leverage Lender shall not be required to join as a Borrower or a Guarantor pursuant to the provisions of this Section 7.12.

(b)    Enter into any partnership, joint venture or similar arrangement.

7.13.    Fiscal Year and Accounting Changes.

Change its fiscal year from December 31 or make any change (i) in accounting treatment and reporting practices except as required or permitted by GAAP or (ii) in tax reporting treatment except as required by law.

7.14.    [Reserved].

7.15.    Amendment of Organizational Documents or NMTC Documents.

(A) (i) Change its legal name, (ii) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (iii) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction, or (iv) otherwise amend, modify or waive any term or material provision of its Organizational Documents unless required by law, in any such case without (x) giving at least fifteen (15) days prior written notice of such intended change to Administrative Agent, (y) in the case of any Loan Party, having received from Administrative Agent confirmation that Administrative Agent has taken all steps necessary for Administrative Agent to continue the perfection of and protect the enforceability and priority of its Liens in the Collateral belonging to such Loan Party and in the Equity Interests of such Loan Party and (z) in any case under clause (iv), having received the prior written consent of Administrative Agent and Required Lenders to such amendment, modification or waiver or (B) enter into any amendment, waiver or modification of any NMTC Document without the prior written consent of the Administrative Agent.

7.16.    Compliance with ERISA.

(i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code which is not correctable under EPCRS or VFCP and could not reasonably be expected to result in a Material Adverse Change, (iii) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Loan Party or any member of the Controlled Group or the imposition of a lien on the property of any Loan Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (v) fail promptly to notify Administrative Agent of the occurrence of any Termination Event, (vi) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (vii) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan, or (viii) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(d) to cease to be true and correct.

7.17.    Prepayment of Certain Indebtedness.

At any time, directly or indirectly, prepay any Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Loan Party.

VIII.    CONDITIONS PRECEDENT.

8.1.    Conditions to Initial Advances.

The effectiveness of the amendment and restatement of the Existing Credit Agreement as set forth herein and the agreement of Lenders to make the Advances requested to be made on the Restatement Date are subject to the satisfaction, or waiver by Administrative Agent, of the following conditions precedent:

(a)    Credit Agreement and Notes. Administrative Agent shall have received this Agreement and the Notes duly executed and delivered by an authorized officer of each Borrower;

(b)    Other Documents. Administrative Agent shall have received each of the executed Other Documents, as applicable;

(c)    Financial Condition Certificate. Administrative Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(c).

(d)    Closing Certificate. Administrative Agent shall have received a closing certificate signed by the Authorized Officer of each Loan Party dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, and (ii) on such date no Default or Event of Default has occurred or is continuing;

(e)    Borrowing Base and Undrawn Availability. (i) Co-Collateral Agents shall have received evidence from Borrowers that the aggregate amount of Eligible Receivables, Eligible Insured Foreign Receivables, WIP/FG Eligible Inventory, RM Eligible Inventory and Supplies/Materials Eligible Inventory is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Restatement Date and (ii) after giving effect to such Advances on the Restatement Date, Undrawn Availability (without giving effect to the Closing Date RE Reserve) shall be greater than Thirty Million and 00/100 Dollars ($30,000,000.00);

(f)    Filings, Registrations, Recordings and Lien Searches. (i) Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by Administrative Agent to be filed, registered or recorded in order to create, in favor of Administrative Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Administrative Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto or will be filed promptly following closing; and (ii) Administrative Agent shall have received the results of searches listing all effective financing statements, judgments and tax liens which name any of the Loan Parties as debtor, together with copies of such financing statements, judgment filings and tax lien filings, none of which, except for Permitted Encumbrances, shall cover any of the Collateral;

(g)    Lien Waiver Agreements. Administrative Agent shall have received Lien Waiver Agreements requested and required by Administrative Agent with respect to certain locations or places at which Inventory, Equipment and books and records are located;

(h)    Secretary’s Certificates, Authorizing Resolutions and Good Standings of Borrowers. Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Borrower in form and substance satisfactory to Administrative Agent dated as of the Restatement Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Administrative Agent, of the board of directors (or other equivalent governing body, member or partner) of such Borrower authorizing (x) the execution, delivery and performance of this Agreement, the Notes and each Other Document to which such Borrower is a party (including authorization of the incurrence of indebtedness, borrowing of Revolving Advances, the Term Loan and Swing Loans and requesting of Letters of Credit on a joint and several basis with all Borrowers as provided for herein), and (y) the granting by such Borrower of the security interests in and liens upon the Collateral to secure all of the joint and several Obligations of Borrowers (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Borrower authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Borrower as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Borrower in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Borrower’s business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Restatement Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(i)    Legal Opinion. Administrative Agent shall have received the executed legal opinion of K&L Gates LLP in form and substance satisfactory to Administrative Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes, the Other Documents, and related agreements as Administrative Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinion to Administrative Agent and Lenders;

(j)    No Litigation. No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or against the officers or directors of any Loan Party (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Administrative Agent, is deemed material or (B) which could, in the reasonable opinion of Administrative Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(k)    Collateral Examination. Co-Collateral Agents shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Co-Collateral Agent, of the Receivables, Inventory, General Intangibles, the North Jackson Premises and equipment of each Loan Party and all books and records in connection therewith;

(l)    Fees. Administrative Agent shall have received all fees payable to Agents and Lenders on or prior to the Restatement Date hereunder, including pursuant to Article III hereof and the Fee Letter;

(m)    Existing Indebtedness. Administrative Agent shall have received (i) a payoff letter, in form and substance satisfactory to Administrative Agent, pursuant to which any existing Indebtedness that is to be paid by initial Advances hereunder will be paid in full (including, without limitation, with respect to the payoff of the Gorbert Notes), and (ii) evidence satisfactory to Administrative Agent that all necessary termination statements, satisfaction documents and any other applicable releases in connection with any existing Indebtedness and all other Liens with respect to Loan Parties that are not Permitted Encumbrances have been filed or arrangements reasonably satisfactory to Administrative Agent have been made for such filing;

(n)    Pro Forma Financial Statements. Administrative Agent shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to Administrative Agent;

(o)    Insurance. Administrative Agent shall have received in form and substance satisfactory to Administrative Agent, (i) evidence that adequate insurance, including without limitation, casualty and liability insurance, required to be maintained under this Agreement is in full force and effect, (ii) insurance certificates issued by Loan Parties’ insurance broker containing such information regarding Loan Parties’ casualty and liability insurance policies as Administrative Agent shall request and naming Administrative Agent as an additional insured, lenders loss payee and/or mortgagee, as applicable, and (iii) loss payable endorsements issued by Loan Parties’ insurer naming Administrative Agent as lenders loss payee and mortgagee, as applicable;

(p)    Payment Instructions. Administrative Agent shall have received written instructions from Borrowing Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(q)    Consents. Administrative Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Administrative Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Administrative Agent and its counsel shall deem necessary;

(r)    No Adverse Material Change. (i) Since December 31, 2020, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agents or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(s)    Contract Review. Administrative Agent shall have received and reviewed all Material Contracts of Loan Parties, if any, and such Material Contracts shall be satisfactory in all respects to Administrative Agent;

(t)    Compliance with Laws. Administrative Agent shall be reasonably satisfied that each Loan Party is in (i) material compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and (ii) compliance with the Anti-Terrorism Laws; and

(u)    Title Insurance and Related Items. (i) Title endorsements with respect to the North Jackson Premises; and (ii) a Flood Certificate with respect to the North Jackson Premises.

(v)    Flood Insurance. Evidence that adequate flood insurance, if any, required to be maintained under this Agreement is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance satisfactory to Administrative Agent and its counsel naming Administrative Agent as additional insured, mortgagee and lender loss payee, as applicable, and evidence that Loan Parties have taken all actions required under the Flood Laws and/or requested by Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Administrative Agent with the address and/or GPS coordinates of each structure on any Real Property that will be subject to a Mortgage in favor of Administrative Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

(w)    KYC. Administrative Agent shall have received such documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(x)    Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Administrative Agent and its counsel.

8.2.    Conditions to Each Advance.

The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)    Representations and Warranties.

(b)    Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all respects on and as of such date as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date);

(c)    No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Administrative Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(d)    Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Loan Party as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX.    INFORMATION AS TO LOAN PARTIES.

Each Loan Party shall, or (except with respect to Section 9.11) shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1.    Disclosure of Material Matters.

Promptly upon learning thereof, report to Administrative Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or claims or material disputes asserted by any Customer or other obligor.

9.2.    Schedules.

Deliver to Co-Collateral Agents, (A) on or before the twentieth (20th) day of each month as and for the prior month, (i) a Borrowing Base Certificate in form and substance reasonably satisfactory to Co-Collateral Agents (which shall be calculated as of the last day of the prior month and which shall not be binding upon Co-Collateral Agents or restrictive of Co-Collateral Agent’s rights under this Agreement), (ii) accounts receivable ageings inclusive of reconciliations to the general ledger, (iii) accounts payable schedules inclusive of reconciliations to the general ledger, and (iv) Inventory reports and (B) on a weekly basis, commencing on the Thursday following a BB Reporting Trigger Event and on each Thursday thereafter until a BB Reporting Trigger Satisfaction Event occurs, (i) a Borrowing Base Certificate in form and substance reasonably satisfactory to Co-Collateral Agents (which shall not be binding upon Co-Collateral Agents or restrictive of Co-Collateral Agent’s rights under this Agreement) and (ii) a sales report/roll forward and collections report (each Borrowing Base Certificate required pursuant to this clause (B) will contain updated Receivable information but shall only include information as to Inventory that has been provided in the most recent Borrowing Base Certificate required by clause (A) above). In addition, each Loan Party will deliver to Co-Collateral Agents at such intervals as Co-Collateral Agents may require: (i) confirmatory assignment schedules; (ii) copies of Customer’s invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as Co-Collateral Agents may require including trial balances and test verifications. Administrative Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Co-Collateral Agents and executed by each Loan Party and delivered to Co-Collateral Agents from time to time solely for Co-Collateral Agents’ convenience in maintaining records of the Collateral, and any Loan Party’s failure to deliver any of such items to Co-Collateral Agents shall not affect, terminate, modify or otherwise limit Administrative Agent’s Lien with respect to the Collateral. Unless otherwise agreed to by Agent, the items to be provided under this Section 9.2 shall be delivered to Co-Collateral Agents by the specific method of Approved Electronic Communication designated by Co-Collateral Agents.

9.3.    Environmental Reports.

(a)    In the event any Loan Party obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Materials at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Loan Party’s interest therein or the operations or the business (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any Governmental Body, in each case with respect to any Real Property that is encumbered by a Mortgage or with respect to other Real Property, where the facts underlying such occurrence described in the preceding clause would reasonably be expected to result in a Material Adverse Effect, then Borrowing Agent shall, within five (5) Business Days, give written notice of same to Administrative Agent detailing facts and circumstances of which any Loan Party is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Administrative Agent to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Administrative Agent or any Lender with respect thereto.

(b)    Borrowing Agent shall promptly forward to Administrative Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Materials at any other site owned, operated or used by any Loan Party to manage of Hazardous Materials, in each case with respect to any Real Property that is encumbered by a Mortgage or with respect to any other location, where the facts underlying such occurrence described in the preceding clause would reasonably be expected to result in a Material Adverse Effect and shall continue to forward copies of correspondence between any Loan Party and the Governmental Body regarding such claims to Administrative Agent until the claim is settled. Borrowing Agent shall promptly forward to Administrative Agent copies of all documents and reports concerning a Hazardous Discharge or Environmental Complaint at the Real Property, operations or business that any Loan Party is required to file under any Environmental Laws. Such information is to be provided solely to allow Administrative Agent to protect Administrative Agent’s security interest in and Lien on the Collateral.

9.4.    Litigation.

Promptly notify Administrative Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Borrower or any Guarantor, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.5.    Material Occurrences.

Immediately notify Administrative Agent in writing upon the occurrence of: (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Administrative Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Loan Party as of the date of such statements; (c) any accumulated Pension Benefit Plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code or sections 38 to 51 of the Pensions Act 2004, could subject any Loan Party to a tax imposed by Section 4971 of the Code; (d) each and every default by any Loan Party which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of any Borrower or any Guarantor, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Loan Parties propose to take with respect thereto.

9.6.    Government Receivables.

Notify Administrative Agent immediately if any of its Receivables that are intended to be included in the Formula Amount arise out of contracts between any Loan Party and the United States, any state, or any department, agency or instrumentality of any of them.

9.7.    Annual Financial Statements.

Furnish Administrative Agent within ninety (90) days after the end of each fiscal year of the Loan Parties, financial statements of the Loan Parties on a consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by the Loan Parties and satisfactory to Administrative Agent (the “Accountants”). In addition, the reports shall be accompanied by a Compliance Certificate.

9.8.    Quarterly Financial Statements.

Furnish Administrative Agent within (i) forty-five (45) days after the end of each of the first (1st) three (3) fiscal quarters in each fiscal year and (ii) sixty (60) days after the end of the fourth (4th) fiscal quarter in each fiscal year, an unaudited balance sheet of the Loan Parties on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of the Loan Parties on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to the Loan Parties’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The reports shall be accompanied by a Compliance Certificate.

9.9.    Monthly Financial Statements.

Furnish Administrative Agent within thirty (30) days after the end of each month (other than for the months of March, June, September and December which shall be delivered in accordance with Sections 9.7 and 9.8 as applicable), an unaudited balance sheet of the Loan Parties on a consolidated basis and unaudited statements of income and stockholders’ equity of the Loan Parties on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to lack of footnotes and normal and recurring year-end adjustments that individually and in the aggregate are not material to the Loan Parties’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The reports shall be accompanied by a Compliance Certificate.

To the extent applicable, information required to be delivered pursuant to Sections 9.7 and 9.8 above, shall be deemed to have been delivered to the Administrative Agent and each Lender on the date on which such information is available on the website of the SEC at http://www.sec.gov without charge (to the extent such information has been posted or is available as described in such notice).

9.10.    [Reserved].

9.11.    Other Reports.

Furnish Administrative Agent as soon as available, but in any event within ten (10) days after the issuance thereof, (i)with copies of such financial statements, reports and returns as each Loan Party shall send to its stockholders and/or members and (ii) reports including Form 8-K, registration statements and prospectuses and other shareholder communications, filed by Universal with the SEC and not posted to the EDGAR website.

9.12.    Additional Information.

(i) Furnish Administrative Agent and the Lenders such information and documentation as may reasonably be requested by Administrative Agent or any Lender from time to time for purposes of compliance by Administrative Agent or such Lender with Applicable Laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Administrative Agent or such Lender to comply therewith; and (ii) furnish Administrative Agent with such additional information as Administrative Agent shall reasonably request in order to enable Administrative Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Loan Parties including, without the necessity of any request by Administrative Agent, (a) copies of all environmental audits and reviews, if any, (b) at least twenty (20) days prior thereto, notice of any Loan Party’s opening of any new office or place of business or any Loan Party’s closing of any existing office or place of business, and (c) promptly upon any Loan Party’s learning thereof, notice of any labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party is a party or by which any Loan Party is bound.

9.13.    Projected Operating Budget.

Furnish Administrative Agent, in form and substance (including as to scope and underlying assumptions) satisfactory to Administrative Agent, no later than thirty (30) days prior to the beginning of each Loan Party’s fiscal years commencing with fiscal year 2022, a quarterly projected operating budget and cash flow of the Loan Parties on a consolidated basis for such fiscal year (including an income statement for each quarter and a balance sheet as at the end of each fiscal quarter), such projections to be accompanied by a certificate signed by the Authorized Officer of the Borrowing Agent to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.14.    [Reserved].

9.15.    Notice of Suits, Adverse Events.

Furnish Administrative Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Borrower or any Guarantor with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower or any Guarantor, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Borrower or any Guarantor.

9.16.    ERISA Notices and Requests.

Furnish Administrative Agent with prompt written notice in the event that (i) any Loan Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) except for actions or omissions correctable under EPCRS or VFCP and which could not reasonably be expected to result in a Material Adverse Effect, any Loan Party or any member of the Controlled Group knows or has reason to know that a non-exempt prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Loan Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Loan Party or any member of the Controlled Group with respect to such request, (iv) subject to the impacts of plan terminations and consolidations and the impact of labor contracts, any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Loan Party or any member of the Controlled Group was not previously contributing shall occur, (v) any Loan Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Loan Party or any member of the Controlled Group shall receive any unfavorable determination letter from the Internal Revenue Service revoking the qualified status of any Plan that is intended to be qualified under Section 401(a) of the Code, together with copies of each such letter or notice; (vii) any Loan Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Loan Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (ix) any Loan Party or any member of the Controlled Group has received written notice that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.

9.17.    Additional Documents.

Execute and deliver to (i) Administrative Agent, upon request, such documents and agreements as Administrative Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement and (ii) either Co-Collateral Agent, upon request, a current Equipment schedule and/or evidence of the applicable Loan Party’s ownership or interests in such Equipment, in each case in form and substance reasonably satisfactory to such Co-Collateral Agent.

9.18.    Updates to Certain Schedules.

Deliver to Administrative Agent promptly as shall be required to maintain the related representations and warranties as true and correct, updates to Schedules 4.4 (Locations of equipment and Inventory), 5.9 (Intellectual Property, Source Code Escrow Agreements) and 5.24 (Equity Interests); provided, that absent the occurrence and continuance of any Event of Default, Loan Party shall only be required to provide such updates on a monthly basis in connection with delivery of a Compliance Certificate with respect to the applicable month. Any such updated Schedules delivered by Loan Parties to Administrative Agent in accordance with this Section 9.18 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Administrative Agent and attached to and made part of this Agreement.

9.19.    Financial Disclosure.

Each Loan Party hereby irrevocably authorizes and directs all accountants and auditors employed by such Loan Party at any time during the Term to exhibit and deliver to Administrative Agent and each Lender copies of any of such Loan Party’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Administrative Agent and each Lender any information such accountants may have concerning such Loan Party’s financial status and business operations. Each Loan Party hereby authorizes all Governmental Bodies to furnish to Administrative Agent and each Lender copies of reports or examinations relating to such Loan Party, whether made by such Loan Party or otherwise; however, Administrative Agent and each Lender will attempt to obtain such information or materials directly from such Loan Party prior to obtaining such information or materials from such accountants or Governmental Bodies.

X.    EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1.    Nonpayment.

Failure by any Loan Party to pay when due (a) any principal or interest on the Obligations (including without limitation pursuant to Section 2.9), or (b) any other fee, charge, amount or liability provided for herein or in any Other Document, in each case whether at maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment.

10.2.    Breach of Representation.

Any representation or warranty made or deemed made by any Loan Party or any Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;

10.3.    Financial Information.

Failure by any Loan Party to (i) furnish financial information required to be provided under Section 9.7, Section 9.8 and/or Section 9.9, as applicable, hereof when due or within fifteen (15) days after receipt of a request, or (ii) permit the inspection of its books or records or access to its premises for audits and appraisals in accordance with the terms hereof;

10.4.    Judicial Actions.

Issuance of a notice of Lien, levy, assessment, injunction or attachment (a) against any Loan Party’s Inventory or Receivables included in the Formula Amount or (b) against a material portion of any Loan Party’s other property which is not stayed or lifted within thirty (30) days;

10.5.    Noncompliance.

Except as otherwise provided for in Sections 10.1, 10.3 and 10.5(ii), (i) failure or neglect of any Borrower, any Guarantor or any Person to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between any Borrower, any Guarantor or such Person, and Administrative Agent or any Lender, or (ii) failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.5, 6.1, 6.3, 6.11, 6.13, 9.4 or 9.6 hereof which is not cured within ten (10) days from the occurrence of such failure or neglect;

10.6.    Judgments.

Any (a) judgment or judgments, writ(s), order(s) or decree(s) for the payment of money are rendered against any Borrower or any Guarantor for an aggregate amount in excess of Two Million and 00/100 Dollars ($2,000,000.00) or against all Borrowers or Guarantors for an aggregate amount in excess of Two Million and 00/100 Dollars ($2,000,000.00) and (b) (i) action shall be legally taken by any judgment creditor to levy upon assets or properties of any Borrower or any Guarantor to enforce any such judgment, (ii) such judgment shall remain undischarged for the earlier of a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any Liens arising by virtue of the rendition, entry or issuance of such judgment upon assets or properties of any Borrower or any Guarantor shall be senior to any Liens in favor of Administrative Agent on such assets or properties;

10.7.    Bankruptcy.

Any Borrower, any Guarantor, any Subsidiary or Affiliate of any Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, administrator, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within sixty (60) days from the date of filing, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing or (ix) take or acquiesce to an equivalent action in any applicable jurisdiction;

10.8.    [Reserved].

10.9.    Lien Priority.

Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (subject only to Permitted Encumbrances that have priority as a matter of Applicable Law to the extent such Liens only attach to Collateral other than Receivables or Inventory);

10.10.    [Reserved].

10.11.    Cross Default.

Either (x) any specified “event of default” under any Indebtedness (other than the Obligations) of any Loan Party with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of One Million and 00/100 Dollars ($1,000,000.00) or more, or any other event or circumstance which would permit the holder of any such Indebtedness of any Loan Party to accelerate such Indebtedness (and/or the obligations of Loan Party thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness) or (y) a default of the obligations of any Loan Party under any other agreement to which it is a party shall occur which has or is reasonably likely to have a Material Adverse Effect;

10.12.    Breach of Guaranty or Pledge Agreement.

Termination or breach of any Guaranty, Pledge Agreement or similar agreement executed and delivered to Administrative Agent in connection with the Obligations of any Borrower, or if any Guarantor or pledgor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty, Pledge Agreement or similar agreement;

10.13.    Change of Control.

Any Change of Control shall occur;

10.14.    Invalidity.

Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Borrower or any Guarantor, or any Borrower or any Guarantor shall so claim in writing to Administrative Agent or any Lender or any Loan Party challenges the validity of or its liability under this Agreement or any Other Document;

10.15.    Seizures.

Any (a) portion of the Collateral shall be seized, garnished or taken by a Governmental Body, or any Borrower or any Guarantor, or (b) the title and rights of any Borrower or any Guarantor which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit, garnishment or other proceeding which might, in the opinion of Administrative Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

10.16.    Operations.

The operations of any Borrower’s or any Guarantor’s manufacturing facility are interrupted (other than in connection with any regularly scheduled shutdown for employee vacations and/or maintenance in the Ordinary Course of Business) at any time for more than seven (7) consecutive days, unless such Borrower or Guarantor shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption and (ii) receive such proceeds in the amount described in clause (i) preceding not later than thirty (30) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (i) and (ii) of this section, an Event of Default shall be deemed to have occurred if such Borrower or Guarantor shall be receiving the proceeds of business interruption insurance for a period of thirty (30) consecutive days;

10.17.    Pension Plans.

An event or condition specified in Sections 7.16 or 9.16 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party or any member of the Controlled Group shall incur, or in the opinion of Administrative Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which in the reasonable judgment of Administrative Agent, could reasonably be expected to result in a Material Adverse Effect; or the occurrence of any Termination Event, or any Loan Party’s failure to immediately report a Termination Event in accordance with Section 9.16 hereof ; or

10.18.    Anti-Money Laundering/International Trade Law Compliance.

Any representation or warranty contained in Section 16.18 is or becomes false or misleading at any time.

XI.    LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1.    Rights and Remedies.

(a)    Upon the occurrence of: (i) an Event of Default pursuant to Section 10.7 (other than Section 10.7(vii)), all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated, (ii) any of the other Events of Default and at any time thereafter, at the option of Administrative Agent or at the direction of Required Lenders all Obligations shall be immediately due and payable and Administrative Agent or Required Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) without limiting Section 8.2 hereof, any Default under Sections 10.7(vii) hereof, the obligation of Lenders to make Advances hereunder shall be suspended until such time as such involuntary petition shall be dismissed. Upon the occurrence of any Event of Default, Administrative Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code, any Applicable Laws and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Administrative Agent may enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Administrative Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Administrative Agent may deem advisable and Administrative Agent may require Loan Parties to make the Collateral available to Administrative Agent at a convenient place. With or without having the Collateral at the time or place of sale, Administrative Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Administrative Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Administrative Agent shall give Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Administrative Agent or any Lender may bid (including credit bid) for and become the purchaser, and Administrative Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Loan Party. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Administrative Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Administrative Agent is granted permission to use all of each Loan Party’s (a) Intellectual Property which is used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Loan Parties shall remain liable to Administrative Agent and Lenders therefor.

(b)    To the extent that Applicable Law imposes duties on Administrative Agent to exercise remedies in a commercially reasonable manner, each Loan Party acknowledges and agrees that it is not commercially unreasonable for Administrative Agent: (i) to fail to incur expenses reasonably deemed significant by Administrative Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to Administrative Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Administrative Agent in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Administrative Agent would not be commercially unreasonable in Administrative Agent’s exercise of remedies against the Collateral and that other actions or omissions by Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Loan Party or to impose any duties on Administrative Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2.    Administrative Agent’s Discretion.

Administrative Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Administrative Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination will not in any way modify or affect any of Administrative Agent’s or Lenders’ rights hereunder as against Loan Parties or each other.

11.3.    Setoff.

Subject to Section 14.13, in addition to any other rights which Administrative Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Administrative Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Loan Party’s property held by Administrative Agent and such Lender or any of their Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to Administrative Agent and such Lender with respect to any deposits held by Administrative Agent or such Lender.

11.4.    Rights and Remedies not Exclusive.

The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5.    Allocation of Payments After Event of Default.

Notwithstanding any other provisions of this Agreement to the contrary, after the acceleration of the Obligations or an exercise of secured creditor remedies pursuant to Section 11.1 (other than the exercise of control over deposit accounts pursuant to a deposit account control agreement), all amounts collected or received by Administrative Agent on account of the Obligations (including without limitation any amounts on account of any of Cash Management

Liabilities or Hedge Liabilities), or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Agents in connection with enforcing its rights and the rights of Lenders under this Agreement and the Other Documents, and any Out-of-Formula Loans and Protective Advances funded by Administrative Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to Administrative Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;

FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;

SIXTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest (other than interest in respect of Swing Loans paid pursuant to clause FOURTH above);

SEVENTH, to the payment of the outstanding principal amount of the Obligations (other than principal in respect of Swing Loans paid pursuant to clause FIFTH above) arising under this Agreement (including (i) Cash Management Liabilities and Hedge Liabilities to the extent a reserve for such amount has been included in the Formula Amount and (ii) the payment or Cash Collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) hereof);

EIGHTH, to all other Obligations arising under this Agreement (including Cash Management Liabilities and Hedge Liabilities) which shall have become due and payable (hereunder, under the Other Documents or otherwise) and not repaid pursuant to clauses “FIRST” through “SEVENTH” above; and

NINTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the applicable Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding applicable Advances, Cash Management Liabilities and Hedge Liabilities held by such Lender bears to the aggregate then outstanding applicable Advances, Cash Management Liabilities and Hedge Liabilities) of amounts available to be applied pursuant to clauses “SIXTH”, “SEVENTH” and “EIGHTH” above; and (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Borrowers and/or Guarantors that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5; and (iv) to the extent that any amounts available for distribution pursuant to clause “SEVENTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Administrative Agent as cash collateral for the Letters of Credit pursuant to Section 3.2(b) hereof and applied (A) first, to reimburse Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SEVENTH” and “EIGHTH” above in the manner provided in this Section 11.5.

XII.    WAIVERS AND JUDICIAL PROCEEDINGS.

12.1.    Waiver of Notice.

Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2.    Delay.

No delay or omission on Administrative Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3.    Jury Waiver.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.    EFFECTIVE DATE AND TERMINATION.

13.1.    Term.

This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Administrative Agent and each Lender, shall become effective as of the Restatement Date and shall continue in full force and effect until March 17, 2026, as such scheduled maturity may be extended from time to time in accordance with the terms of this Agreement and/or the Other Documents (the “Term”) unless sooner terminated as herein provided. Loan Parties may terminate this Agreement at any time upon thirty (30) days prior written notice to Administrative Agent upon payment in full of the Obligations.

13.2.    Termination.

The termination of the Agreement shall not affect Administrative Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created and Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Administrative Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Loan Party have been indefeasibly paid and performed in full after the termination of this Agreement or each Loan Party has furnished Administrative Agent and Lenders with an indemnification satisfactory to Administrative Agent and Lenders with respect thereto. Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Administrative Agent shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

XIV.    REGARDING AGENT.

14.1.    Appointment.

Each Lender hereby designates (i) PNC to act as Administrative Agent for such Lender under this Agreement and the Other Documents, and (ii) PNC and Bank of America to act as Co-Collateral Agents under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes each Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of each Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Administrative

Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 2.8(b), 3.3 and the Fee Letter), charges and collections received pursuant to this Agreement, for the ratable benefit of Lenders. Each Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Note) Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided, however, that Administrative Agent shall not be required to take any action which, in such Agent’s discretion, exposes Administrative Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Administrative Agent is furnished with an indemnification reasonably satisfactory to Administrative Agent with respect thereto.

14.2.    Nature of Duties.

No Agent shall have duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither any Agent nor any of their respective officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct, or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Loan Party to perform its obligations hereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party. The duties of Administrative Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature. No Agent shall have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3.    Lack of Reliance on Agent.

Independently and without reliance upon any Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor. Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof. Administrative Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition or prospects of any Loan Party, or the existence of any Event of Default or any Default.

14.4.    Resignation of Agents; Successor Agents.

Administrative Agent may resign on sixty (60) days written notice to each Lender and Borrowing Agent and upon such resignation, Required Lenders will promptly designate a successor Administrative Agent reasonably satisfactory to Loan Parties (provided that no such approval by Loan Parties shall be required (i) in any case where the successor Administrative Agent is one of the Lenders or (ii) after the occurrence and during the continuance of any Event of Default). Any such successor Administrative Agent shall succeed to the rights, powers and duties of Administrative Agent, and shall in particular succeed to all of Administrative Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document (including the Pledge Agreements and all account control agreements), and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Administrative Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Administrative Agent to new Administrative Agent and/or for the perfection of any Liens in the Collateral as held by new Administrative Agent or it is otherwise not then possible for new Administrative Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Administrative Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Administrative Agent until such time as new Administrative Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Administrative Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After any Administrative Agent’s resignation as Administrative Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement (and in the event resigning Administrative Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

Any Co-Collateral Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrowing Agent and upon the resignation of both Co-Collateral Agents (but not upon the resignation of only one Co-Collateral Agent), the Required Lenders (without giving effect to the

Revolving Commitment Percentage or Term Loan Commitment Percentage of the Lenders who are resigning as Co-Collateral Agents) will promptly designate a successor Co-Collateral Agent in consultation with the Borrowers.

14.5.    Certain Rights of Administrative Agent.

If Administrative Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Administrative Agent shall be entitled to refrain from such act or taking such action unless and until Administrative Agent shall have received instructions from Required Lenders; and Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Administrative Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders.

14.6.    Reliance.

Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Administrative Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Administrative Agent with reasonable care.

14.7.    Notice of Default.

Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Administrative Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Administrative Agent receives such a notice, Administrative Agent shall give notice thereof to Lenders. Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders; provided, that, unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.8.    Indemnification.

To the extent an Agent is not reimbursed and indemnified by Loan Parties, each Lender will reimburse and indemnify such Agent in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit and outstanding Swing Loans (or, if no Advances are outstanding, pro rata according to the percentage that its Revolving Commitment Amount constitutes of the total aggregate Revolving Commitment Amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.9.    Administrative Agent in its Individual Capacity.

With respect to the obligation of Administrative Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Administrative Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity as a Lender. Administrative Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.10.    Delivery of Documents.

To the extent (i) Administrative Agent or either Co-Collateral Agent, as applicable, receives financial statements required under Sections 9.7, 9.8, 9.9 and 9.13, Borrowing Base Certificates or the results of any field examination or appraisal from any Loan Party under the terms of this Agreement or (ii) Administrative Agent receives any other notification or communication that it deems material in its Permitted Discretion under the terms of this Agreement, in each case which any Loan Party is not obligated to deliver to each Lender, Administrative Agent or such Co-Collateral Agent, as applicable, will promptly furnish such documents and information to Lenders.

14.11.    Loan Parties’ Undertaking to Administrative Agent.

Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Loan Party hereby undertakes with Administrative Agent to pay to Administrative Agent from time to time on demand all amounts from time to time due and payable by it for the account of Administrative Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Loan Party’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.12.    No Reliance on Administrative Agent’s Customer Identification Program.

To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of Loan Parties, their Affiliates or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.

14.13.    Other Agreements.

Each of the Lenders agrees that it shall not, without the express consent of Administrative Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Administrative Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Administrative Agent or Required Lenders.

XV.    BORROWING AGENCY.

15.1.    Borrowing Agency Provisions.

(a)    Each Loan Party hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notice, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name such Loan Party or Loan Parties, and hereby authorizes Administrative Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b)    The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Loan Parties and at their request. Neither Administrative Agent nor any Lender shall incur liability to Loan Parties as a result thereof. To induce Administrative Agent and Lenders to do so and in consideration thereof, each Loan Party hereby indemnifies Administrative Agent and each Lender and holds Administrative Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Administrative Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Loan Parties as provided herein, reliance by Administrative Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Administrative Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c)    All Obligations shall be joint and several, and each Loan Party shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Loan Party shall in no way be affected by any extensions, renewals and forbearance granted by Administrative Agent or any Lender to any Loan Party, failure of Administrative Agent or any Lender to give any Loan Party notice of borrowing or any other notice, any failure of Administrative Agent or any Lender to pursue or preserve its rights against any Loan Party, the release by Administrative Agent or any Lender of any Collateral now or thereafter acquired from any Loan Party, and such agreement by each Loan Party to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Administrative Agent or any Lender to the other Loan Parties or any Collateral for such Loan Party’s Obligations or the lack thereof. Each Loan Party waives all suretyship defenses.

15.2.    Waiver of Subrogation.

Each Loan Party expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Loan Party may now or hereafter have against the other Loan Parties or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Loan Parties’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

XVI.    MISCELLANEOUS.

16.1.    Governing Law.

This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the Commonwealth of Pennsylvania, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mail of the United States of America, or, at Administrative Agent’s option, by service upon Borrowing Agent which each Loan Party irrevocably appoints as such Loan Party’s agent for the purpose of accepting service within the Commonwealth of Pennsylvania. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Administrative Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Loan Party waives the right to remove any judicial proceeding brought against such Loan Party in any state court to any federal court. Any judicial proceeding by any Loan Party against Administrative Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of Allegheny, Commonwealth of Pennsylvania.

16.2.    Entire Understanding.

(a)    This Agreement and the documents executed concurrently herewith contain the entire understanding between each Loan Party, each Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s, Administrative Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Notwithstanding the foregoing, Administrative Agent may modify this Agreement or any of the Other Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that the Administrative Agent shall send a copy of any such modification to the Loan Parties and each Lender (which copy may be provided by electronic mail). Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)    Required Lenders, Administrative Agent with the consent in writing of Required Lenders, and Loan Parties may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Loan Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Administrative Agent or Loan Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:

(i)    increase the Revolving Commitment Percentage or the Term Loan Commitment Percentage, as applicable, or the maximum dollar amount of the Revolving Commitment Amount or Term Loan Commitment Amount, as applicable, of any Lender without the consent of such Lender directly affected thereby;

(ii)    whether or not any Advances are outstanding, (x) extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or of default rates of Letter of Credit fees under Section 3.2 (unless imposed by Administrative Agent) or (y) extend the time for payment of any mandatory prepayment of an Advance, without the consent of each Co-Collateral Agent;

(iii)    increase the Maximum Revolving Advance Amount without the consent of each Lender directly affected thereby;

(iv)    alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b) without the consent of all Lenders;

(v)    alter the definition of the term Supermajority Lenders without the consent of all Lenders;

(vi)    alter, amend or modify the provisions of Section 11.5 without the consent of all Lenders;

(vii)    release any Collateral during any calendar year (other than in connection with dispositions of Collateral permitted under Section 7.1 or in accordance with the provisions of this Agreement) having an aggregate value in excess of Two Million and 00/100 Dollars ($2,000,000.00) without the consent of all Lenders;

(viii)    change the rights and duties of any Agent without the consent of all Lenders;

(ix)    permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder, plus the then outstanding Swing Loans and the Maximum Undrawn Amount of Letters of Credit would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed the Maximum Revolving Advance Amount or one hundred and ten percent (110%) of the Formula Amount without the consent of all Lenders;

(x)    increase the Advance Rates above the Advance Rates in effect on the Restatement Date or change any of the other definitions used in the calculation of the Formula Amount in a manner that could increase the availability of any Revolving Advances under Section 2.1 without the consent of the Co-Collateral Agents and the Supermajority Lenders; provided that the use by the Co-Collateral Agents of their Permitted Discretion to make adjustments to eligibility criteria or to impose or remove reserves, in each case in accordance with the terms of this Agreement, shall not require the consent of any Lender; or

(xi)    release any Guarantor or Borrower without the consent of all Lenders.

(c)    Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Loan Parties, Lenders and Agents and all future holders of the Obligations. In the case of any waiver, Loan Parties, Agents and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d)    In the event that Administrative Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Administrative Agent may, at its option, require such Lender to assign its interest in the Advances to Administrative Agent or to another Lender or to any other Person designated by Administrative Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event Administrative Agent elects to require any Lender to assign its interest to Administrative Agent or to the Designated Lender, Administrative Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to Administrative Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Administrative Agent or the Designated Lender, as appropriate, and Administrative Agent.

(e)    Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, Administrative Agent may at its discretion and without the consent of any Lender, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by up to the difference between (I) ten percent (10%) of the Formula Amount, minus (II) the aggregate amount of Protective Advances outstanding, for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”). If Administrative Agent is willing in its sole and absolute discretion to permit such Out-of-Formula Loans, Lenders holding the Revolving Commitments shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Revolving Commitment Percentages, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that (x) if Administrative Agent does permit Out-of-Formula Loans, neither Administrative Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) nor shall any Lender be obligated to fund Revolving Advances in excess of its Revolving Commitment Amount and (y) the Administrative Agent’s authorization to make such voluntary Out-of-Formula Loans may be revoked at any time upon delivery of written notice of such revocation by (i) if there are three (3) or more Lenders, the Required Lenders or (ii) if there are fewer than three (3) Lenders, by any Lender with a Revolving Commitment Percentage of at least fifty percent (50%). For purposes of this paragraph, the discretion granted to Administrative Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be “Eligible Receivables”, “Eligible Insured Foreign Receivables”, “WIP/FG Eligible Inventory”, “RM Eligible Inventory” or “Supplies/Materials Eligible Inventory”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event

Administrative Agent involuntarily permits the outstanding Revolving Advances (including any Out-of-Formula Loans and Protective Advances) to exceed the Formula Amount by more than ten percent (10%), Administrative Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Administrative Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances (and for the avoidance of doubt will represent Out-of-Formula Loans) and shall be decreased in accordance with the preceding sentence. To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 16.2(e), Administrative Agent may elect in its discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by Administrative Agent shall be deemed to be Revolving Advances made by and owing to Administrative Agent, and Administrative Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Other Documents with respect to such Revolving Advances.

(f)    In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, Administrative Agent is hereby authorized by Borrowers and Lenders, at any time in Administrative Agent’s sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make Revolving Advances (“Protective Advances”) to Borrowers on behalf of Lenders which Administrative Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement; provided, that the difference between (I) the aggregate Protective Advances made hereunder, minus (II) the aggregate Out-of-Formula Loans outstanding shall not exceed ten percent (10%) of the Formula Amount and provided further that at any time after giving effect to any such Protective Advances, the total of Revolving Advances outstanding hereunder, plus the then outstanding Swing Loans and the Maximum Undrawn Amount of Letters of Credit do not exceed the Maximum Revolving Advance Amount. Lenders shall be obligated to fund such Protective Advances and effect a settlement with Administrative Agent therefor upon demand of Administrative Agent in accordance with their respective Revolving Commitment Percentages. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 16.2(f), any such Protective Advances funded by Administrative Agent shall be deemed to be Revolving Advances made by and owing to Administrative Agent, and Administrative Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Other Documents with respect to such Revolving Advances.

(g)    Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, each of the parties hereto acknowledges and agrees that, if there are any Mortgaged Properties, any increase, extension or renewal of any of the Revolving Commitments, Term Loan Commitments or Advances or any other incremental or additional credit facilities hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Revolving Advances, or (iii) the issuance, renewal or extension of Letters of

Credit shall be subject to and conditioned upon: (1) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Properties as required by the Flood Insurance Laws and as otherwise reasonably required by the Administrative Agent and (2) the Administrative Agent shall have received written confirmation from the Lenders that flood insurance due diligence and flood insurance compliance have been completed by the Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed).

16.3.    Successors and Assigns; Participations; New Lenders.

(a)    This Agreement shall be binding upon and inure to the benefit of Loan Parties, Administrative Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Administrative Agent and each Lender.

(b)    Each Loan Party acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other Persons (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that (i) Loan Parties shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder unless the sale of the participation to such Participant is made with Loan Party’s prior written consent, and (ii) in no event shall Loan Parties be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Each Loan Party hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

(c)    Any Lender, with the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances and/or Term Loans under this Agreement and the Other Documents to one or more additional Persons and one or more additional Persons may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than Five Million and 00/100 Dollars ($5,000,000.00), pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Administrative Agent and delivered to Administrative Agent for recording, provided, however, that each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to each of the Revolving Advances and/or Term Loans under this Agreement in which such Lender has an interest. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment

Transfer Supplement, have the rights and obligations of a Lender thereunder with a Revolving Commitment Percentage and/or Term Loan Commitment Percentage, as applicable, as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages and/or Term Loan Commitment Percentages, as applicable, arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Loan Party hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages and/or Term Loan Commitment Percentages, as applicable, arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing provided, however, that the consent of Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Permitted Assignee; provided that Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received prior notice thereof.

(d)    Any Lender, with the consent of Administrative Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances and/or Term Loans under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Administrative Agent as appropriate and delivered to Administrative Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Loan Party hereby consents to the addition of such Purchasing CLO. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e)    Administrative Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Loan Party, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f)    Each Loan Party authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Loan Party which has been delivered to such Lender by or on behalf of such Loan Party pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Loan Party.

(g)    Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

16.4.    Application of Payments.

Administrative Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Loan Party makes a payment or Administrative Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Administrative Agent or such Lender.

16.5.    Indemnity.

Each Loan Party shall defend, protect, indemnify, pay and save harmless each Agent, Issuer, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel (including allocated costs of internal counsel)) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party in arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the Transactions, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (iii) any Borrower’s or any Guarantor’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (iv) the enforcement of any of the rights and remedies of any Agent, Issuer or any Lender under the Agreement and the Other Documents, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Loan Party, any Affiliate or Subsidiary of any Loan Party, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not any Agent or any Lender is a party thereto. Without limiting the generality of any of the foregoing, each Loan Party shall defend, protect, indemnify, pay and save harmless each Indemnified Party from any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of the issuance of any Letter of Credit hereunder. Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Agents and Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Agents, Lenders or Borrowers on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrowers will pay (or will promptly reimburse Agents and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the Indemnified Parties harmless from and against all liability in connection therewith.

16.6.    Notice.

Any notice or request hereunder may be given to Borrowing Agent or any Loan Party or to any Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a website to which Borrowers are directed (an “Internet Posting”) if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

(a)    In the case of hand-delivery, when delivered;

(b)    If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)    In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, an Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d)    In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)    In the case of electronic transmission, when actually received;

(f)    In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g)    If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Loan Party shall concurrently send a copy thereof to Administrative Agent, and Administrative Agent shall promptly notify Co-Collateral Agent and the other Lenders of its receipt of such Notice.

(A)    If to Administrative Agent or PNC, as Lender or Co-Collateral Agent, at:

PNC Bank, National Association

300 Fifth Avenue, 14th Floor

Pittsburgh, Pennsylvania 15222

Attention:    David Thayer

Telephone:    (412) 768-1339

Facsimile:    (412) 768-4369

with a copy to:

PNC Bank, National Association

PNC Agency Services

6750 Miller Rd (Mail Stop: BR-YB58-01-P)

Brecksville, Ohio 44141

Attention: Daniel F. Geiger

Telephone: (440) 546-6635

Facsimile: (877) 733-1117

(B)    If to Bank of America as Lender or Co-Collateral Agent, at:

Bank of America, N.A.

One Bryant Park, 32nd Floor

New York, NY 10036

Attention:    Susanna Profis

Telephone:    (646) 743-0036

Facsimile:    (646) 556-0260

(C)    If to a Lender other than PNC or Bank of America, as specified on the signature pages hereof.

(D)    If to Borrowing Agent or any Loan Party:

Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, PA 15017

Attention: President

Telephone: : (412) 257-7600

Facsimile: (412) 257-7605

with a copy (which shall not constitute required notice) to:

Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, PA 15017

Attention: General Counsel

Telephone: : (412) 257-7600

Facsimile: (412) 257-7605

16.7.    Survival.

The obligations of Borrowers under Sections 2.2(f), 2.2(g), 2.2(h), 3.7, 3.8, 3.9, 3.10, 16.5 and 16.9 and the obligations of Lenders under Sections 2.2, 2.15(b), 2.16, 2.18, 2.19, 14.8 and 16.5, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

16.8.    Severability.

If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9.    Expenses.

Borrowers shall pay (i) all out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by any Agent, any Lender or Issuer (including the fees, charges and disbursements of any counsel for any Agent, any Lender or Issuer), and shall pay all fees and time charges for attorneys who may be employees of any Agent, any Lender or Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the Other Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of any Agent’s regular employees and agents engaged periodically to perform audits of any Loan Party’s or any Loan Party’s Affiliate’s or Subsidiary’s books, records and business properties.

16.10.    Injunctive Relief.

Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefor, Administrative Agent, if Administrative Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11.    Consequential Damages.

Neither any Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Borrower, or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12.    Captions.

The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13.    Counterparts; Facsimile Signatures.

This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

16.14.    Construction.

The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15.    Confidentiality; Sharing Information.

Each Agent, each Lender and each Transferee shall hold all non-public information obtained by such Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with such Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, each Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to any Agent, any Lender or to any prospective Transferees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, each Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Loan Party of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall any Agent, any Lender or any Transferee be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of any Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Loan Party hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement. Notwithstanding any non-disclosure agreement or similar document executed by any Agent in favor of any Loan Party or any of any Loan Party’s affiliates, the provisions of this Agreement shall supersede such agreements.

16.16.    Publicity.

Each Loan Party and each Lender hereby authorizes each Agent to make appropriate announcements of the financial arrangement entered into among Borrowers, Agents and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as such Agent shall in its sole and absolute discretion deem appropriate; provided that other than with respect to tombstones or financial league tables, the content of any such announcement shall be reasonably acceptable to the Borrowing Agent.

16.17.    Certifications From Banks and Participants; USA PATRIOT Act.

(a)    Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Restatement Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b)    The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Lender may from time to time request, and each Loan Party shall provide to Lender, such Loan Party’s name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

16.18.    Anti-Terrorism Laws.

(a)    Each Loan Party represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b)    Each Loan Party covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Borrowers shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.

16.19.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions Contractual Recognition of Bail-In.

Notwithstanding anything to the contrary in this Agreement or any Other Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under this Agreement or any Other Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any Other Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable Resolution Authority.

16.20.    Acknowledgment Regarding Any Supported QFCs.

To the extent that the Agreement or any Other Documents provide support, through a guarantee or otherwise, for any Swap or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Agreement, any Other Documents and any Supported QFC may in fact be stated to be governed by the laws of the Commonwealth of Pennsylvania and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Agreement or any Other Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC, the Agreement and any Other Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 16.20, the following terms have the following meanings:

(i)    “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii)    “Covered Entity” means any of the following: (i) a “covered entity”” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii)    “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv)    “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

16.21.    Amendment and Restatement.

(a)    On the Restatement Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect, except to evidence (i) the incurrence by the Borrowers of the “Obligations” under and as defined in the Existing Credit Agreement (whether or not such “Obligations” are contingent as of the Restatement Date), (ii) the representations and warranties made by the Borrowers prior to the Restatement Date and (iii) any action or omission performed or required to be performed pursuant to such Existing Credit Agreement prior to the Restatement Date (including any failure, prior to the Restatement Date, to comply with the covenants contained in such Existing Credit Agreement). The amendments and restatements set forth herein (including deletion of financial covenants applicable to previous fiscal quarters) shall not cure any breach thereof or any “Default” or “Event of Default” under and as defined in the Existing Credit Agreement existing prior to the Restatement Date. This Agreement is not in any way intended to (1) constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any portion of such obligations and liabilities thereunder or (2) impair or affect the liens and/or security interests granted, pledged or assigned by the Loan Parties to any Agent in accordance with the terms of the Existing Credit Agreement, any Pledge Agreement, any Mortgage, any Lease Assignment or the various other security documents executed in connection therewith or related thereto. The Loan Parties acknowledge their prior grant of liens and security interests under the Existing Credit Agreement and confirm that such liens continue to secure the Obligations under this Agreement.

(b)    The terms and conditions of this Agreement and the Agents’ and the Lenders’ rights and remedies under this Agreement and the Other Documents shall apply to all of the Obligations incurred under the Existing Credit Agreement.

(c)    On and after the Restatement Date, (i) all references to the Existing Credit Agreement (or to any amendment or any amendment and restatement thereof) in the Other Documents (other than this Agreement) shall be deemed to refer to the Existing Credit Agreement, as amended and restated hereby, (ii) all references to any section (or subsection) of the Existing Credit Agreement or in any Other Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Restatement Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Credit Agreement, as amended and restated hereby.

(d)    This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein or in any Other Document, all terms and conditions of the Other Documents remain in full force and effect unless otherwise specifically amended hereby or in any Other Document.

Each of the parties has signed this Agreement as of the day and year first above written as a document under seal.

WITNESS:	UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

/s/ John J. Arminas	By:	/s/ Christopher T. Scanlon_(SEAL)
	Name:	Christopher T. Scanlon
	Title:	VP Finance, CFO, Treasurer

WITNESS:	DUNKIRK SPECIALTY STEEL, LLC

/s/ John J. Arminas	By:	/s/ Christopher T. Scanlon_(SEAL)
	Name:	Christopher T. Scanlon
	Title:	Executive Officer

WITNESS:	UNIVERSAL STAINLESS & ALLOY

/s/ John J. Arminas	By:	/s/ Christopher T. Scanlon_(SEAL)
	Name:	Christopher T. Scanlon
	Title:	Treasurer

PNC BANK, NATIONAL ASSOCIATION,
As a Lender, as Administrative Agent and as a Co-Collateral Agent

By:	DAVID THAYER	Digitally signed by David Thayer
Date 2001.03.15 10:22:45-04’00’

Name:
Title:

Revolving Commitment Percentage: 50.000000000%
Revolving Commitment Amount $52,500,000.00

Term Loan Commitment Percentage: 50.000000000%
Term Loan Commitment Amount $7,500,000.00

BANK OF AMERICA, N.A.,
As a Lender and as a Co-Collateral Agent

By:	/s/ Christy Bowen
Name:	Christy Bowen
Title:	Senior Vice President

Revolving Commitment Percentage: 50.000000000%
Revolving Commitment Amount $52,500,000.00

Term Loan Commitment Percentage: 50.000000000%
Term Loan Commitment Amount $7,500,000.00